Filed Pursuant to Rule 424(b)(3)

Registration No. 333-205684

RW HOLDINGS NNN REIT, INC.

SUPPLEMENT NO. 2 DATED AUGUST 18, 2017

TO

PROSPECTUS DATED APRIL 28, 2017

(as supplemented by Supplement No. 1 dated May 17, 2017)

This prospectus supplement (“Supplement”) amends and supplements our prospectus, dated April 28, 2017, as supplemented by Supplement No. 1 dated May 17, 2017 (the “Prospectus”). This Supplement should be read in conjunction with the Prospectus, as previously supplemented. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or previous supplements to it. This Supplement is qualified by reference to the Prospectus, as previously supplemented, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus, as previously supplemented.

As further described below, pursuant to amendments to our charter that became effective on August 14, 2017, we changed our name from “Rich Uncles NNN REIT, Inc.” to “RW Holdings NNN REIT, Inc.” As a result, unless otherwise indicated, all references herein to “NNN REIT,” “we” or “us” refer to RW Holdings NNN REIT, Inc.

Unless the context suggests otherwise, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

A.	To provide an update regarding the status of the offering;
B.	To provide an update regarding cash distributions declared;
C.	To disclose amendments to our charter, including the change to our corporate name described above, a change to the name and designation of the shares of common stock offered and sold by the Company in the offering as “Class C” common stock and the reclassification of a portion of such authorized common stock as a new class of “Class S” common stock;
D.	To disclose our intent to sell Class C shares of common stock in the offering only to U.S. Persons;
E.	To disclose an increase in the Common Shares Ownership Limit (as defined in our charter) applicable to shares of our common stock;
F.	To disclose amendments to the amended and restated advisory agreement with our advisor;
G.	To disclose amendments to the agreement of limited partnership of Rich Uncles NNN Operating Partnership LP (the “Operating Partnership”), the limited partnership through which we own substantially all of our assets and conduct our operations;
H.	To update certain sections of the Prospectus related to the description of our shares;
I.	To update certain sections of the Prospectus related to advisor compensation;
J.	To update our risk factors;
K.	To update certain sections of the Prospectus related to the subscription process;
L.	To update our form of Subscription Agreement attached as Appendix A to the Prospectus; and
M.	To include our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

PROSPECTUS UPDATES

A.	Status of the Offering

The following supersedes and replaces the first paragraph under the “Status of the Offering” section of the Prospectus:

On July 20, 2016, we commenced our reasonable best efforts $1 billion initial public offering of up to 100 million shares of our common stock, including 10 million shares pursuant to our distribution reinvestment plan, and we are currently selling our shares in the following states: CA, CO, CT, FL, GA, HI, ID, IL, IN, KY, LA, MO, MT, NH, NV, NY, SC, SD, TX, UT, VA, VT, WI, and WY.  As of August 10, 2017, we had received aggregate gross offering proceeds of $69,588,103 in connection with the sale of 6,958,810 shares, including 176,548 shares sold under our distribution reinvestment plan for aggregate gross offering proceeds of $1,765,478. Accordingly, as of August 10, 2017, there were 93,041,190 shares remaining available for sale in connection with the offering, including 9,823,452 shares pursuant to our distribution reinvestment plan.

B.	Status of Distributions

The following supplements the “Prospectus Summary—If I buy shares, will I receive distributions and how often?” and “Description of Shares—Distributions” sections of the Prospectus:

On June 10, 2017, our board of directors declared distributions based on daily record dates for the period May 1, 2017 through May 31, 2017 at a rate of $0.00188170 per share per day, or $308,452, on the outstanding shares of our common stock, which we paid on June 10, 2017. Of the $308,452, $251,083 was reinvested through our dividend reinvestment plan. The daily dividend rate of $0.00188170 per share of common stock per day represented an annualized rate of return, if paid each day for a 365-day period, equal to 7% based on a $10.00 value per share of common stock.

On July 11, 2017, our board of directors declared distributions based on daily record dates for the period June 1, 2017 through June 30, 2017 at a rate of $0.0019444 per share per day, or $344,139, on the outstanding shares of our common stock, which we paid on July 11, 2017. Of the $344,139, $278,380 was reinvested through our dividend reinvestment plan. The daily dividend rate of $0.0019444 per share of common stock per day represented an annualized rate of return, if paid each day for a 365-day period, equal to 7% based on a $10.00 value per share of common stock.

On August 10, 2017, our board of directors declared distributions based on daily record dates for the period July 1, 2017 through July 31, 2017 at a rate of $0.00188170 per share per day, or $371,708, on the outstanding shares of our common stock, which we paid on August 10, 2017. Of the $371,708, $303,083 was reinvested through our dividend reinvestment plan. The daily dividend rate of $0.00188170 per share of common stock per day represented an annualized rate of return, if paid each day for a 365-day period, equal to 7% based on a $10.00 value per share of common stock.

C.	Amendments to Charter; Reclassification of Common Stock

On August 11, 2017, our board of directors took the following actions to amend our charter and reclassify our shares of common stock, which changes took effect on August 14, 2017 upon the filing of Articles of Amendment and Articles Supplementary with the State Department of Assessments and Taxation of Maryland:

Common Stock Name Change and Reclassification

Our board of directors approved amendments to our charter to (i) increase the authorized number of shares of our common stock from 200,000,000 to 400,000,000, and (ii) rename and redesignate the authorized shares of common stock as “Class C” common stock, which shares will continue to be offered and sold in the offering. As a result of the foregoing change, all references in the Prospectus to common stock in reference to the offering are hereby amended, as appropriate, to refer to Class C common stock.

Our board of directors has also approved the reclassification and designation of 100,000,000 shares of Class C common stock as “Class S” common stock. The reclassification and designation of the Class S common stock is intended to facilitate an offering by us of a separate class of common stock exclusively to non-U.S. persons as defined under Rule 903 promulgated under the Securities Act of 1933 (the “Securities Act”) pursuant to an exemption from the registration requirements of the Securities Act under and in accordance with Regulation S of the Securities Act (the “Class S Offering”). Each share of Class S common stock has similar features and rights as a share of Class C common stock, including with respect to voting and liquidation, except that shares of Class S common stock offered in the Class S Offering may be sold through brokers or other persons who may be paid upfront and deferred selling commissions and fees.

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Name Change

Our board of directors approved an amendment to our charter to change our name to RW Holdings NNN REIT, Inc. As a result of our name change, all references throughout the Prospectus to our old name, Rich Uncles NNN REIT, Inc., or variations thereof, are hereby updated to reflect our new name. We expect to continue to operate and engage in marketing activities in connection with our offering using the “Rich Uncles” brand name.

D.	Limitation of Offering to U.S. Persons Only

Commencing as of the date of this Supplement, we intend to offer and sell shares of Class C common stock in the offering only to individuals who, in addition to satisfying the minimum investor suitability standards described in the Prospectus, are U.S. Persons. For this purpose, “U.S. Person” is defined consistent with the meaning in Regulation S promulgated under the Securities Act and means a person who meets any of the following criteria:

•	a natural person resident in the United States of America;

•	a partnership or corporation organized or incorporated under the laws of the United States of America;

•	an estate of which any executor or administrator is a U.S. person;

•	a trust of which any trustee is a U.S. person;

•	an agency or branch of a foreign entity located in the United States of America;

•	a non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

•	a discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; or

•	a partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

As a condition to an investor’s investment in us, each investor will be required to sign a subscription agreement that will, among other things, contain representations consistent with the foregoing.

E.	Increase of Common Shares Ownership Limit

As permitted by our charter, our board of directors has approved an increase in the Common Shares Ownership Limit (as defined in our charter) from 8% to 9.8% of our outstanding shares of common stock. On August 14, 2017, we filed a Certificate of Notice reflecting the change in the Common Shares Ownership Limit with the State Department of Assessments and Taxation of Maryland.

F.	Amendments to Amended and Restated Advisory Agreement

On August 11, 2017, our board of directors, including our conflicts committee which comprises all of our independent directors, approved our entry into an amended and restated advisory agreement (the “Restated Advisory Agreement”), with our advisor, Rich Uncles NNN REIT Operator, LLC, and sponsor, Rich Uncles, LLC, to effect the following amendments (in addition to certain ministerial and other conforming changes):

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•	Duties of Advisor. The duties of our advisor have been updated to conform to the disclosure thereof summarized under “The Advisory Agreement” section of the Prospectus.

•	Rebate to Large Investors. The definition of “Large Investors” has been expanded to include all investors who have aggregate subscriptions or purchases for at least $1,000,000 in one or more securities offerings sponsored by our sponsor; provided, that, a “Large Investor” may include, in our sole discretion, clients of one or more financial advisors each of whose clients collectively meet the foregoing definition of “Large Investor.” Pursuant to the Restated Advisory Agreement, an amount equal to one-third (1/3) of each of the asset management fee, subordinated participation fee and liquidation fee payable to our advisor that is attributable to these Large Investors (and, in the case of the asset management fee, without giving effect to any waiver or deferral of such fees by our advisor) will be paid to the Large Investors directly by our advisor on a pro rata basis based on such Large Investor’s investment in NNN REIT. Any payments made to Large Investors related to the subordinated participation fee may be paid in the form of Class C shares of common stock of NNN REIT at a price equal to the NAV per share as of December 31 of the relevant year (i.e., after deduction of the subordinated participation fee from preliminary NAV). See “Updates Related to Advisor Compensation” below for further information.

•	Revisions to Advisor Compensation. The subordinated participation fee payable to our advisor upon achieving the Preferred Return has been reduced by revising the applicable percentage used to calculate the subordinated participation fee from 40% to 30%. Certain other conforming and clarifying amendments were also made to the fee provisions in the Restated Advisory Agreement to conform such provisions to disclosures in the Prospectus or requirements of our Articles of Incorporation. See “Updates Related to Advisor Compensation” below for further information.

•	Applicability to All Classes of Common Stock. In connection with the reclassification of our common stock described above, conforming and clarifying amendments were made throughout the Restated Advisory Agreement to make it applicable to the Class C common stock and Class S common stock. There are no differences in the terms of the Restated Advisory Agreement between the classes of common stock, including with respect to compensation payable to our advisor.

Except as described above, in all other material respects, the terms of the Restated Advisory Agreement are consistent with those of the advisory agreement that was previously in effect.

G.	Amendments to Operating Partnership Agreement

On August 11, 2017, in connection with the reclassification of our common stock described above, our board of directors, in its capacity as the sole general partner of the Operating Partnership, approved an amended and restated partnership agreement (the “Restated OP Agreement”) of the Operating Partnership. Among other things, the Restated OP Agreement provides that Class C interests or Class S interests in the Operating Partnership, as applicable, will be issued to us or Rich Uncles NNN LP, LLC, as the limited partner of the Operating Partnership, as consideration for the contribution of the respective proceeds from the sale of shares of our Class C common stock or Class S common stock to the Operating Partnership. The Restated OP Agreement also includes certain other conforming and ministerial changes.

H.	Description of Shares

The following supersedes and replaces the first three paragraphs of the “Description of Shares” section of the Prospectus:

Our charter authorizes the issuance of 450,000,000 shares of capital stock, of which 300,000,000 shares are designated as Class C common stock with a par value of $0.001 per share; 100,000,000 are designated as Class S common stock with a par value of $0.001 per share; and 50,000,000 are designated as preferred stock with a par value of $0.001 per share. Our board of directors may amend our charter to increase or decrease the amount of our authorized shares of any class of our capital stock. Except as otherwise set forth in our charter, Class C, and Class S common stock have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption. As of August 16, 2017, 6,949,816 shares of our Class C common stock were issued and outstanding, no shares of our Class S common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

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Common Stock

Our charter authorizes our board of directors to reclassify any unissued shares of common stock into one or more classes or series of common stock without approval of our common stockholders. The holders of any class of our common stock are entitled to one vote per share on all matters submitted to a stockholder vote, including the election of our directors. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of our outstanding shares of common stock, voting together as a single class, can elect our entire board of directors. Unless applicable law requires otherwise, and except as our charter may provide with respect to any series of preferred stock that we may issue in the future, the holders of our common stock will possess exclusive voting power.

Holders of any class of our common stock are entitled to receive such distributions as declared from time to time by our board of directors out of legally available funds, subject to any preferential rights of any preferred stock that we issue in the future. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. Holders of shares of our common stock do not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue, nor do holders of our shares of common stock have any preference, conversion, exchange, sinking fund, or appraisal rights. Our shares of common stock, when purchased and paid for and issued in accordance with the terms of the prospectus, will be legally issued, fully paid and non-assessable.

Class C Shares

Shares of Class C common stock will be issued and sold in the offering exclusively to U.S. Persons, as such term is defined in Regulation S promulgated under the Act.

Class S Shares

We are not offering any shares of Class S common stock for sale as part of this offering. Rather, we intend to offer and sell shares of Class S common stock exclusively to non-U.S. Persons as defined under Rule 903 promulgated under the Act pursuant to an exemption from the registration requirements of the Act under and in accordance with Regulation S of the Act. We intend to sell the Class S shares either directly or through brokers or other persons who may be paid upfront selling commissions in amounts of up to 3.5% of the purchase amount. We may also pay deferred commissions to such brokers or other persons of up to 2.0% per annum of the purchase amount for a period of years. In any event, all such commissions shall not exceed 10.0% of the gross proceeds from the sale of such shares excluding upfront commissions.

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I.	Updates Related to Advisor Compensation

As a result of the amendments effected by the Restated Advisory Agreement described above and, in the case of independent director compensation, to conform to our current director compensation policy, the following descriptions of the asset management fee, independent director compensation, subordinated participation fee and liquidation fee supersede and replace the existing respective descriptions of such compensatory arrangements in the table in the “Compensation” section of the Prospectus (and shall also be deemed to supersede and replace the existing respective descriptions of such compensatory arrangements in any corresponding sections of the Prospectus, including, but not limited to, “Prospectus Summary—How will your sponsor and advisor be compensated for their services?” and “Valuation Policies—Valuation—Calculation of Subordinated Participation Fee”):

Type of Compensation	Determination of Amount Organization and Offering Stage	Estimated Amount for Maximum Offering (100,000,000 Class C shares)
Acquisition and Operations Stage
Asset Management Fee (*)

We will pay our advisor and its affiliates 0.1% of the total investment value of the assets monthly. For purposes of this fee, “total investment value” means, for any period, the total of the aggregate book value of all of our assets, including assets invested, directly or indirectly, in properties, before reserves for depreciation or bad debts or other similar non-cash items; provided, however, that our advisor shall pay one-third of the pro rata portion of its asset management fee attributable to investors who have aggregate subscriptions for at least $1,000,000, excluding commissions (where applicable) and without giving effect to any waiver or deferral of such fees by our advisor, in any offering sponsored by our sponsor, including this offering (the “Large Investors”), to the Large Investors on a pro rata basis based on each such Large Investor’s investment in the Company. The Large Investors include, in our sole discretion, clients of financial advisors whose clients collectively satisfy the minimum stock purchase amount of $1,000,000. Payments to the Large Investors are a contractual obligation under the Advisory Agreement, and they will come directly from our advisor.

Additionally, to the extent the advisor elects, in its sole discretion, to defer all or any portion of its monthly asset management fee, the advisor has agreed that it will be deemed to have waived, not deferred, that portion of its monthly asset management fee that is up to 0.025% of our total investment value.

Not determinable at this time. Fees incurred through June 30, 2017 totaled $425,106, of which $104,540 was waived by the advisor.

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Type of Compensation	Determination of Amount Organization and Offering Stage	Estimated Amount for Maximum Offering (100,000,000 Class C shares)
Independent Director Compensation	We pay each of our independent directors and non-independent director Mr. John Wang for attending meetings in shares of our Class C common stock as follows: (i) 500 Class C shares for each board meeting attended; (ii) 500 Class C shares for each committee meeting attended; and (iii) 100 Class C shares for each vote with respect to any potential acquisition outside of voting in the course of a board meeting. The shares to be issued to directors will be restricted securities issued in private transactions in reliance on an exemption from registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof, and we have not agreed to file a registration statement with respect to registration of the shares to the directors. The directors will be able to resell their shares to us pursuant to our share repurchase plan. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director is also one of our officers, we do not pay any compensation for services rendered as a director.	Not determinable at this time. 16,300 shares had been issued as of June 30, 2017.
Subordinated Participation Fee (*)

The subordinated participation fee is an annually measured performance fee subordinated to payment to stockholders of at least a 6.5% cumulative, non-compounded return on the highest previous offering price to the public for our shares, after adjustment to reflect all return of capital distributions (such highest previous offering price the “Highest Prior NAV per share”, and such return the “Preferred Return”). The subordinated participation fee is only due to the advisor if the Preferred Return is achieved and is equal to the sum of:

(i) 30% of the product of (a) the difference of (x) the Preliminary NAV per share (as defined in Calculation of Our NAV Per Share, below), minus (y) the Highest Prior NAV per share, multiplied by (b) the number of shares outstanding as of December 31 of the relevant annual period, but only if this results in a positive number, plus

(ii) 30% of the product of: (i) the amount by which aggregate cash distributions to stockholders during the annual period, excluding return of capital distributions, divided by the weighted average number of shares outstanding for the annual period, calculated on a monthly basis, exceed the Preferred Return (the “Excess Return”), multiplied by (ii) the weighted average number of shares outstanding for the annual period, calculated on a monthly basis; provided, however, that our advisor shall pay one-third of the pro rata portion of its subordinated participation fee attributable to the Large Investors on a pro rata basis to the Large Investors based on each such Large Investor’s investment in the Company. Payments to the Large Investors are a contractual obligation under the Advisory Agreement, and they will come directly from our advisor.

The Preferred Return is measured by all distributions to shareholders, except for the distribution of sale or financing proceeds which would act to reduce the shareholders’ investment basis, which are referred to herein as “return of capital” distributions. The subordinated participation fee may be paid in the form of our Class C shares at a price equal to the NAV as of December 31 of the relevant annual period (i.e., after deduction of the subordinated participation fee from preliminary NAV).

Not determinable at this time. No fees had been paid through June 30, 2017.

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Type of Compensation	Determination of Amount Organization and Offering Stage	Estimated Amount for Maximum Offering (100,000,000 Class C shares)
Liquidation Stage
Liquidation Fee (*)	We will pay our advisor a Liquidation Fee calculated from the value per share resulting from a liquidation event, including but not limited to a sale of all of the properties, a public listing, or a merger with a public or non-public company, equal to 30% of the increase in the resultant value per share as compared to the Highest Prior NAV per share, if any, multiplied by the number of outstanding shares as of the liquidation date, subordinated to payment to stockholders of the Preferred Return, pro-rated for the year in which the liquidation event occurs; provided, however, that our advisor shall pay one-third of the pro rata portion of its Liquidation Fee attributable to the Large Investors on a pro rata basis to the Large Investors based on each such Large Investor’s investment in the Company. Payments to the Large Investors are a contractual obligation under the Advisory Agreement, and they will come directly from our advisor.	Not determinable at this time. No fees had been paid through June 30, 2017.

(*)       Several of the fees payable to our advisor are a percentage of the purchase price or value of an investment, and these fees will be greater to the extent we fund acquisitions through the incurrence of debt which, along with other liabilities, we expect to represent 50% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves).

To conform to an existing provision set forth in the Restated Advisory Agreement and our Articles of Incorporation, the following supplements the table in the “Compensation” section of the Prospectus (and shall also be deemed to supplement any corresponding sections of the Prospectus, including “Prospectus Summary—How will your sponsor and advisor be compensated for their services?”):

Type of Compensation	Determination of Amount Organization and Offering Stage	Estimated Amount for Maximum Offering (100,000,000 Class C shares)
Acquisition and Operations Stage
Leasing Commissions	If a property or properties of NNN REIT becomes unleased and the advisor or any of its affiliates provides a substantial amount of the services in connection with our leasing of the property or properties to unaffiliated third parties, then we shall pay to the advisor or its affiliate leasing commissions equal to 6.0% of the rents due pursuant to such lease for the first ten years of the lease term; provided, however (i) if the term of the lease is less than ten years, such commission percentage will apply to the full term of the lease and (ii) any rents due under a renewal of a lease of an existing tenant upon expiration of the initial lease agreement (including any extensions provided for thereunder) shall accrue a commission of 3.0% in lieu of the aforementioned 6.0% commission. To the extent that an unaffiliated real estate broker assists in such leasing services, any compensation paid by us to the advisor or any of its affiliates will be reduced by the amount paid to such unaffiliated real estate broker.	Not determinable at this time. No fees had been paid through June 30, 2017.

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J.	Risk Factor Updates

The following risk factor supersedes and replaces the similarly-titled risk factor included in the Prospectus:

Our investors’ interest in us will be diluted if we issue additional shares, which could reduce the overall value of their investment.

Our common stockholders do not have preemptive rights to any shares we issue in the future. Our charter currently authorizes us to issue 450,000,000 shares of capital stock, of which 400,000,000 shares are designated as common stock with 300,000,000 shares being designated as Class C common stock and 100,000,000 shares being designated as Class S common stock. In August 2017, our board of directors increased the number of authorized shares of common stock without stockholder approval to facilitate an offering by us of up to 100,000,000 shares of Class S common stock exclusively to non-U.S. persons as defined under Rule 903 promulgated under the Securities Act pursuant to an exemption from the registration requirements of the Securities Act under and in accordance with Regulation S thereunder. In the future, our board of directors may further increase the number of authorized shares of common stock without stockholder approval and after investors purchase shares in this offering. For example, after our investors purchase shares in this offering, our board may elect to (i) sell additional shares in this or in future public offerings, including through our distribution reinvestment plan; (ii) issue equity interests in private offerings; (iii) issue shares to our advisor and/or sponsor, or their successors or assigns, in payment of outstanding fee obligations; (iv) issue shares of our common stock to sellers of properties or assets we acquire in connection with an exchange of limited partnership interests of the Operating Partnership; or (v) otherwise issue additional shares of our capital stock. To the extent we issue additional equity interests after our investors purchase shares, whether in this or future primary offerings, including the Regulation S offering described above, pursuant to our distribution reinvestment plan or otherwise, our investors’ percentage ownership interest in us would be diluted. In addition, depending upon the terms and pricing of any additional issuance of shares, the use of the proceeds and the value of our real estate investments, our investors could also experience dilution in the book value and NAV of their shares and in the earnings and distributions per share.

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K.	Updates Related to the Subscription Process

In addition to selling shares of our Class C common stock directly to investors, purchasers of our Class C common stock may be clients of  registered investment advisors.  It continues to be our intent not to sell shares of our Class C common stock through any registered broker-dealer or investment advisor who is paid commissions by us or our advisor.

For an investor purchasing shares in the offering through a registered investment advisor, the registered investment advisor will be responsible for (i) making every reasonable effort to determine whether the investor is a U.S. Person and a purchase of our shares is suitable for such investor, (ii) delivering to such investor a copy of the final prospectus for this offering, including all amendments and supplements, and (iii) transmitting to us promptly such investor’s completed subscription documentation and any supporting documentation we may reasonably require. All references throughout the Prospectus to our subscription procedures are hereby updated to reflect the possible sale of shares of our Class C common stock through registered investment advisors.

L.	Update to Form of Subscription Agreement

The following supersedes and replaces the form of Subscription Agreement contained in Appendix A to the Prospectus:

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Appendix A-1

Investment Form

1. Investment

Date

2. Investment Type (Check One Box Only)

☐ Individual	☐ Pension Plan [2]	☐ Traditional IRA
☐ Joint Tenants [1]	☐ Profit Sharing Plan [2]	☐ Simple IRA
☐ Tenants in Common [1]	☐ KEOGH Plan [2]	☐ SEP IRA
☐ Community Property [1]	☐ Other [2]	☐ ROTH IRA
☐ Trust [2]	☐ Corporation [2]	☐ Partnership/LLC
☐ Solo 401K		

1 All parties must sign.

3. Investor Information

Investor 1 Name					
US Tax ID#		Date of Birth			
Profession / Occupation		Street Address			
City		State		Zip Code	
Phone		Email			
Alternative Street Address					
Alternative City		Alt. State		Alt. Zip Code	

1/6

Investment Form RW HOLDINGS NNN REIT, INC. SUBSCRIPTION AGREEMENT FOR CLASS C SHARES 2. Investment Type All parties must sign. Please attach pages of Trust/Plan document (or corporate/entity resolution) which lists the name of Trust/Plan/Entity, Trustees/officers or authorized signatories, signatures and date. 1 2 Individual Joint Tenants 1 Tenants in Common 1 Community Property 1 Trust 2 Solo 401K Pension Plan 2 Profit Sharing Plan 2 KEOGH Plan 2 Other 2 Corporation 2 Traditional IRA Simple IRA SEP IRA ROTH IRA Partnership/LLC (Check One Box Only) 1. Investment US $500 minimum at US $10 per Class C Share $ Date 3. Investor Information US Tax ID# Date of Birth Investor 1 Name Profession / Occupation Street Address Alternative Street Address Alternative City Alt. State Alt. Zip Code City State Zip Code Phone Email 1/6

US Citizen US Citizen residing outside the US Check here if you are subject to backup withholding Foreign citizen, Country Foreign citizen -- US Green Card Holder Investor 2 Name US Tax ID# Profession / Occupation City 2/6 4. Certification as to U.S. Personhood of Investor(s)* The investor, or each investor (if there is more than one), is a U.S. Person (as defined below) and is not acquiring Class C Shares in RW Holdings NNN REIT, Inc. for the account or benefit of a non-U.S. Person. A "U.S. Person" means any one of the following: • any natural person resident in the United States of America; • any partnership or corporation organized or incorporated under the laws of the United States of America; • any estate of which any executor or administrator is a U.S. Person; • any trust of which any trustee is a U.S. Person; • any agency or branch of a foreign entity located in the United States of America; • any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; • any discretionary account or similar account (other than an estate or trust) held by a deal or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and • any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates, or trusts. *Sales of Class C Shares are limited to U.S. Persons.

5. Account Title 7. Financial Questionnaire The Investor had an annual gross income last year of The Investor has a net worth of Often Occasionally Seldom Never Do you invest in stocks? Do you invest in mutual funds? Do you invest in real estate other than your home? Do you invest in non-liquid securities? Often Occasionally Seldom Never Often Occasionally Seldom Never Often Occasionally Seldom Never Do you believe you have sufficient knowledge and experience in Yes No financial and business affairs to evaluate the merits and risks of an investment in our Company? 3/6 Please print names in which shares of common stock are to be registered. Include trust/entity name if applicable. If IRA or qualified plan, include both custodian and investor names and IRA account number. If the same as in Section 3, please write “SAME”. 6. Custodian/Trustee/Manager/General Partner/Administrator Information Name CUSTODIAN/TRUSTEE/ /MANAGER/GENERAL PARTNER/ADMINISTRATOR Address Phone Tax Identification Number CUSTODIAN/TRUSTEE/MANAGER/ /GENERAL PARTNER/ADMINISTRATOR Investor’s Account Number with CUSTODIAN/TRUSTEE/MANAGER/ /GENERAL PARTNER/ADMINISTRATOR Email For Custodian Accounts, such as IRAs and other qualified plans, a completed copy of this investment form should be sent directly to the Custodian who will then forward the necessary documentation and payment to RW Holdings NNN REIT.

8. Investor Initials and Signatures In order to induce RW Holdings NNN REIT to accept this investment, I hereby represent and warrant as follows (initial all Sections that apply to you): Initials I. The investor is a resident of the state of California and has either (a) a net worth of at least $250,000 or (b) a gross annual income of at least $75,000 and a net worth of at least $75,000. The investor’s investment does not exceed ten percent (10%) of the investor’s net worth. II. The investor is a resident of the state of Idaho and has either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, the investor’s total investment in RW Holdings NNN REIT does not exceed 10% of the investor’s liquid net worth. Liquid net worth is defined as that portion of net worth consisting of cash, cash equivalents and readily marketable securities. III. The investor is a resident of the state of Kentucky and has a liquid net worth of at least ten times their investment in RW Holdings REIT. In addition, no Kentucky investor shall invest, in aggregate, more than 10% of his or her liquid net worth in the Issuer or Issuer’s affiliates’ non-publicly traded real estate investment trust. Liquid net worth is defined as that portion of a person’s net worth (total assets, exclusive of home, home furnishings and automobiles) minus total liabilities that is comprised of cash, cash equivalents and readily marketable securities. IV. The investor is a resident of the state of Missouri and has a liquid net worth of at least ten times their investment in RW Holdings NNN REIT. V. The investor is a resident of the Commonwealth of Virginia and is not investing more than 10% of the investor’s liquid net worth in RW Holdings NNN REIT, Inc. and in other illiquid direct participation programs. A. PROSPECTUS DELIVERY I agree to receive the prospectus for the Company’s common stock and other information regarding my investment in electronic format from the Company’s website. I acknowledge receipt of the prospectus in electronic format. I may withdraw my consent to receive this information in electronic format at any time by notifying the Company in writing or via email. Information provided in electronic will remain available on the Company’s website. I may request this information by mailing a written request to the Company at 3080 Bristol Street, Suite 550, Costa Mesa, California 92626. Delivery charges may apply to prospectuses and information requested in writing. The Company’s prospectuses are always available for public inspection at the website of the Securities and Exchange Commission, www.sec.gov. B. TAXPAYER INFORMATION (OPTIONAL) (REQUIRED FOR US CITIZENS) The investor signing below, under penalties of perjury, certifies that (i) the number shown above is my correct taxpayer identification number, (ii) I am not subject to backup withholding because I am exempt from back up withholding, (iii) I have not been notified by the Internal Revenue Service that I am subject to backup withholding, and (iv) I am a U.S. Citizen (including a U.S. resident alien). We are required by law to obtain and record certain personal information from you or persons on your behalf in order to accept your Investment. If you do not provide the information or documentation, we may not be able to accept your Investment. By signing this Investment form, you agree to provide this information and confirm that this information is true and correct. C. FINANCIAL SUITABILITY STANDARDS I have (i) an annual gross income of at least US$70,000 and a net worth of at least US$70,000; and/or (ii) a net worth of at least US$250,000. (Net worth in all cases should be calculated excluding the value of your home, furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, or by the person who directly or indirectly supplied the funds for the purchase of the Shares if such person is the fiduciary.) The investment I propose to make herein will not exceed 10% of my net worth, as defined above. 4/6

9. Dividend Reinvestment Program – Optional Account Number Routing Number NOTE: To receive cash dividends, bank account details are required. If left blank, dividends will be reinvested to purchase additional Class C shares. 10. Consent to Electronic Delivery Please initial in the box to the left if you would like to receive investor communications electronically. Electronic delivery of investor communications is optional. Your consent to electronic delivery above authorizes RW Holdings NNN REIT, Inc. to deliver certain investor communications to you electronically via email or by making them available on your Rich Uncles dashboard through RW Holdings NNN REIT, Inc.’s website at https://www.richuncles.com/ and notifying you via email when such documents are available. Investor communications that may be delivered electronically include account statements, tax forms, annual reports, proxy statements and other investor communications. By electing electronic delivery, you (i) agree that you have provided a valid email address in Section 3 of this subscription agreement; (ii) agree that you have the appropriate hardware and software to receive email notifications and view PDF documents; (iii) understand you may incur certain costs associated with downloading and printing investor documents; and (iv) understand that electronic delivery also involves certain risks, including, among others, system or network outages that could impair your timely receipt of or access to your documents. RW Holdings NNN REIT, Inc. may choose to send one or more items to you in paper form despite your consent to electronic delivery. You may request a paper copy of any particular investor document. Your consent will be effective until you revoke it by either changing your delivery preference on your Rich Uncles dashboard through RW Holdings NNN REIT, Inc.’s website at https:// www.richuncles.com/ or by sending the revocation request to accounts@richuncles.com I wish to participate in the REIT’s Dividend Reinvestment Program as described in the Prospectus. If you do not wish to reinvest your dividends, please provide the following information: 5/6

11. Signatures A. INDIVIDUAL INVESTOR, JOINT TENANTS, TENANTS IN COMMON OR COMMUNITY PROPERTY You have the right to rescind this sale and receive a return of your subscription in full, without interest, within five days of the date you receive a copy of the Company’s prospectus. If US mail payment method was selected: This Investment Form and payment for the Class C Shares purchased (check payable to “RW Holdings NNN REIT”) must be mailed to: RW Holdings NNN REIT, Inc. 3080 Bristol Street, Suite 550 Costa Mesa, CA 92626 Submit questions or comments to investments@richuncles.com or call 1-855-Rich-Uncles. Signature – Investor 1 Signature – Investor 2 11. Signatures A. INDIVIDUAL INVESTOR, JOINT TENANTS, TENANTS IN COMMON OR COMMUNITY PROPERTY You have the right to rescind this sale and receive a return of your subscription in full, without interest, within five days of the date you receive a copy of the Company’s prospectus. If US mail payment method was selected: This Investment Form and payment for the Class C Shares purchased (check payable to “RW Holdings NNN REIT”) must be mailed to: RW Holdings NNN REIT, Inc. 3080 Bristol Street, Suite 550 Costa Mesa, CA 92626 Submit questions or comments to investments@richuncles.com or call 1-855-Rich-Uncles. 6/6 B. FOR OTHER INVESTORS (PENSION PLAN, IRA, CORPORATION, PARTNERSHIP, LLC, TRUST, etc.)

Appendix A-2

RW Holdings NNN REIT, Inc. Subscription Agreement Instructions for Class C Shares Wealth Management Thank you for considering RW Holdings NNN REIT for an alternative investment. Please carefully review the following information and contact [INSERT BROKERAGE FIRM HERE] at [INSERT BROKERAGE CONTACT NUMBER HERE] should you have questions. RW Holdings NNN REIT, Inc is currently selling Class C shares in the following states: CA, CO, CT, FL, GA, HI, ID, IL, IN, KY, LA, MO, MT, NH, NV, NY, SC, SD, TX, UT, VA, VT, WI, WY. A minimum investment of $500 and a completed Subscription Agreement is required for each investment. For a current copy of our Prospectus, please visit www.richuncles.com/prospectus Provide a copy of the Prospectus as supplemented to date to the investor. Print, complete and sign the subscription agreement. ▪ Section 1: Indicate investment amount. ▪ Section 2: Choose type of ownership. Refer to “Form of Ownership” below for details. ▪ Section 3: Complete information for all investors including email addresses. ▪ Section 4: Carefully print the exact name in which the Class C shares are to be held. ▪ Section 5: If Custodial, Trust or Entity investment, complete this section. ▪ Section 6: Initials are required for letters A through C and the state suitability requirement if applicable (some states do not have suitability requirements). ▪ Section 7: Select dividend allocation option. To receive cash dividends, bank account details are required. ▪ Section 8: All investors must sign as indicated Email the completed subscription agreement to [INSERT BROKERAGE EMAIL HERE] A net worth of at least $250,000; or A gross annual income of at least $70,000 and a net worth of at least $70,000. In addition, the states listed below have established additional suitability requirements that are more stringent than ours and investors in these states are directed to the following special suitability standards: REIT Offering Registered Investment Advisor Instructions Suitability Standards The shares we are offering through this prospectus are suitable only as a long-term investment for persons of adequate financial means and who have no need for liquidity in this investment. Because there is no public market for our Class C shares, and we have no plans to list our Class C shares on a national security exchange, you will have difficulty selling your Class C shares. Our articles do not require us to ever provide a liquidity event to our stockholders. Our articles of incorporation do not require us to liquidate our assets and dissolve by a specified date, nor do our articles require us to list our Class C shares for trading by a specified date. There are significant restrictions on our share repurchase program. No public market currently exists for our Class C shares, and we have no plans to list our Class C shares on a national securities exchange. In consideration of these factors, we have established suitability standards for investors in this offering and subsequent purchasers of our Class C shares. These suitability standards require that a purchaser of Class C shares have either:

California – Investors must have either (a) a net worth of at least $250,000 or (b) a gross annual income of at least $75,000 and a net worth of at least $75,000, and the investment must not exceed ten percent (10%) of the net worth of the investor. Idaho – Investors must have either (i) a liquid net worth of $85,000 and annual gross income of $85,000 or (ii) a liquid net worth of $300,000. Additionally, an Idaho investor’s total investment in us shall not exceed 10% of his or her liquid net worth. Liquid net worth is defined as that portion of net worth consisting of cash, cash equivalents and readily marketable securities. Kentucky – Investors must have a liquid net worth of at least ten times their investment in us. In addition, no Kentucky investor shall invest, in aggregate, more than 10% of his or her liquid net worth in the Issuer or Issuer’s affiliates’ non-publicly traded real estate investment trust. Liquid net worth is defined as that portion of a person’s net worth (total assets, exclusive of home, home furnishings and automobiles) minus total liabilities that is comprised of cash, cash equivalents and readily marketable securities. Missouri — Investors must have a liquid net worth of at least ten times their investment in us. Virginia — Investors may not invest more than 10% of their liquid net worth in RW Holdings NNN REIT, Inc. and in other illiquid direct participation programs. For purposes of determining the suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the Class C shares if such person is the fiduciary or by the beneficiary of the account. Forms of Ownership Please check the appropriate box in Section 2 to indicate the type of entity or type of individuals subscribing. ▪ Individual Owner: Owner must sign. ▪ Community Property: All parties must sign. ▪ Tenants in Common, Tenants by Entirety, Joint Tenant: Each tenant must sign. ▪ Corporation, Partnership/LLC: An authorized officer must sign. Please provide Articles of Incorporation. ▪ Pension Plan, 401(k), Profit Sharing Plan and Trust: Each trustee must sign. For a trust, please provide the title and signature pages of the trust or a trust certification form. ▪ IRAs and KEOGHs: The owner and officer (or other authorized signer) of the custodian of the account must sign. Please provide the mailing address as well as the email address of the custodian to receive checks and other pertinent information regarding the investment.

Investment Form

RW HOLDINGS NNN REIT, INC. I WEALTH MANAGEMENT
SUBSCRIPTION AGREEMENT FOR CLASS C SHARES

1. Investment

Date ______________________

2. Investment Type (Check One Box Only)

☐ Individual	☐ Pension Plan [2]	☐ Traditional IRA
☐ Joint Tenants [1]	☐ Profit Sharing Plan [2]	☐ Simple IRA
☐ Tenants in Common [1]	☐ KEOGH Plan [2]	☐ SEP IRA
☐ Community Property [1]	☐ Other [2]	☐ ROTH IRA
☐ Trust [2]	☐ Corporation [2]	☐ Partnership/LLC
☐ Solo 401K		

1 All parties must sign.

3. Investor Information

Investor 1 Name					
US Tax ID#		Date of Birth			
Profession / Occupation		Street Address			
City		State		Zip Code	
Phone		Email			
Alternative Street Address					
Alternative City		Alt. State		Alt. Zip Code	

1/6

Investment Form RW HOLDINGS NNN REIT, INC. | WEALTH MANAGEMENT SUBSCRIPTION AGREEMENT FOR CLASS C SHARES 2. Investment Type All parties must sign. Please attach pages of Trust/Plan document (or corporate/entity resolution) which lists the name of Trust/Plan/Entity, Trustees/officers or authorized signatories, signatures and date. 1 2 Individual Joint Tenants 1 Tenants in Common 1 Community Property 1 Trust 2 Solo 401K Pension Plan 2 Profit Sharing Plan 2 KEOGH Plan 2 Other 2 Corporation 2 Traditional IRA Simple IRA SEP IRA ROTH IRA Partnership/LLC (Check One Box Only) 1. Investment US $500 minimum at US $10 per Class C Share $ Date 3. Investor Information US Tax ID# Date of Birth Investor 1 Name Profession / Occupation Street Address Alternative Street Address Alternative City Alt. State Alt. Zip Code City State Zip Code Phone Email 1/6

US Citizen US Citizen residing outside the US Check here if you are subject to backup withholding Foreign citizen, Country Foreign citizen -- US Green Card Holder Investor 2 Name US Tax ID# Profession / Occupation City 2/6 4. Certification as to U.S. Personhood of Investor(s)* The investor, or each investor (if there is more than one), is a U.S. Person (as defined below) and is not acquiring Class C Shares in RW Holdings NNN REIT, Inc. for the account or benefit of a non-U.S. Person. A "U.S. Person" means any one of the following: • any natural person resident in the United States of America; • any partnership or corporation organized or incorporated under the laws of the United States of America; • any estate of which any executor or administrator is a U.S. Person; • any trust of which any trustee is a U.S. Person; • any agency or branch of a foreign entity located in the United States of America; • any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; • any discretionary account or similar account (other than an estate or trust) held by a deal or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and • any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates, or trusts. *Sales of Class C Shares are limited to U.S. Persons. Date of Birth State Zip Code Street Address

5. Account Title 7. Financial Questionnaire The Investor had an annual gross income last year of The Investor has a net worth of Often Occasionally Seldom Never Do you invest in stocks? Do you invest in mutual funds? Do you invest in real estate other than your home? Do you invest in non-liquid securities? Often Occasionally Seldom Never Often Occasionally Seldom Never Often Occasionally Seldom Never Do you believe you have sufficient knowledge and experience in Yes No financial and business affairs to evaluate the merits and risks of an investment in our Company? Please print names in which shares of common stock are to be registered. Include trust/entity name if applicable. If IRA or qualified plan, include both custodian and investor names and IRA account number. If the same as in Section 3, please write “SAME”. 6. Custodian/Trustee/Manager/General Partner/Administrator Information Name CUSTODIAN/TRUSTEE/ /MANAGER/GENERAL PARTNER/ADMINISTRATOR Address Phone Tax Identification Number CUSTODIAN/TRUSTEE/MANAGER/ /GENERAL PARTNER/ADMINISTRATOR Investor’s Account Number with CUSTODIAN/TRUSTEE/MANAGER/ /GENERAL PARTNER/ADMINISTRATOR Email For Custodian Accounts, such as IRAs and other qualified plans, a completed copy of this investment form should be sent directly to the Custodian who will then forward the necessary documentation and payment to RW Holdings NNN REIT. 3/6

8. Investor Initials and Signatures In order to induce RW Holdings NNN REIT to accept this investment, I hereby represent and warrant as follows (initial all Sections that apply to you): Initials I. The investor is a resident of the state of California and has either (a) a net worth of at least $250,000 or (b) a gross annual income of at least $75,000 and a net worth of at least $75,000. The investor’s investment does not exceed ten percent (10%) of the investor’s net worth. II. The investor is a resident of the state of Idaho and has either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, the investor’s total investment in RW Holdings NNN REIT does not exceed 10% of the investor’s liquid net worth. Liquid net worth is defined as that portion of net worth consisting of cash, cash equivalents and readily marketable securities. III. The investor is a resident of the state of Kentucky and has a liquid net worth of at least ten times their investment in RW Holdings REIT. In addition, no Kentucky investor shall invest, in aggregate, more than 10% of his or her liquid net worth in the Issuer or Issuer’s affiliates’ non-publicly traded real estate investment trust. Liquid net worth is defined as that portion of a person’s net worth (total assets, exclusive of home, home furnishings and automobiles) minus total liabilities that is comprised of cash, cash equivalents and readily marketable securities. IV. The investor is a resident of the state of Missouri and has a liquid net worth of at least ten times their investment in RW Holdings NNN REIT. V. The investor is a resident of the Commonwealth of Virginia and is not investing more than 10% of the investor’s liquid net worth in RW Holdings NNN REIT, Inc. and in other illiquid direct participation programs. A. PROSPECTUS DELIVERY I agree to receive the prospectus for the Company’s common stock and other information regarding my investment in electronic format from the Company’s website. I acknowledge receipt of the prospectus in electronic format. I may withdraw my consent to receive this information in electronic format at any time by notifying the Company in writing or via email. Information provided in electronic will remain available on the Company’s website. I may request this information by mailing a written request to the Company at 3080 Bristol Street, Suite 550, Costa Mesa, California 92626. Delivery charges may apply to prospectuses and information requested in writing. The Company’s prospectuses are always available for public inspection at the website of the Securities and Exchange Commission, www.sec.gov. B. TAXPAYER INFORMATION (OPTIONAL) (REQUIRED FOR US CITIZENS) The investor signing below, under penalties of perjury, certifies that (i) the number shown above is my correct taxpayer identification number, (ii) I am not subject to backup withholding because I am exempt from back up withholding, (iii) I have not been notified by the Internal Revenue Service that I am subject to backup withholding, and (iv) I am a U.S. Citizen (including a U.S. resident alien). We are required by law to obtain and record certain personal information from you or persons on your behalf in order to accept your Investment. If you do not provide the information or documentation, we may not be able to accept your Investment. By signing this Investment form, you agree to provide this information and confirm that this information is true and correct. C. FINANCIAL SUITABILITY STANDARDS I have (i) an annual gross income of at least US$70,000 and a net worth of at least US$70,000; and/or (ii) a net worth of at least US$250,000. (Net worth in all cases should be calculated excluding the value of your home, furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, or by the person who directly or indirectly supplied the funds for the purchase of the Shares if such person is the fiduciary.) The investment I propose to make herein will not exceed 10% of my net worth, as defined above. 4/6

9. Dividend Reinvestment Program – Optional Account Number Routing Number NOTE: To receive cash dividends, bank account details are required. If left blank, dividends will be reinvested to purchase additional Class C shares. Firm Name BROKER DEALER OR RIA Phone Name REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) E-mail CRD Number 11. Broker-Dealer or Registered Investment Advisor (RIA) Information 10. Consent to Electronic Delivery Please initial in the box to the left if you would like to receive investor communications electronically. Electronic delivery of investor communications is optional. Your consent to electronic delivery above authorizes RW Holdings NNN REIT, Inc. to deliver certain investor communications to you electronically via email or by making them available on your Rich Uncles dashboard through RW Holdings NNN REIT, Inc.’s website at https://www.richuncles.com/ and notifying you via email when such documents are available. Investor communications that may be delivered electronically include account statements, tax forms, annual reports, proxy statements and other investor communications. By electing electronic delivery, you (i) agree that you have provided a valid email address in Section 3 of this subscription agreement; (ii) agree that you have the appropriate hardware and software to receive email notifications and view PDF documents; (iii) understand you may incur certain costs associated with downloading and printing investor documents; and (iv) understand that electronic delivery also involves certain risks, including, among others, system or network outages that could impair your timely receipt of or access to your documents. RW Holdings NNN REIT, Inc. may choose to send one or more items to you in paper form despite your consent to electronic delivery. You may request a paper copy of any particular investor document. Your consent will be effective until you revoke it by either changing your delivery preference on your Rich Uncles dashboard through RW Holdings NNN REIT, Inc.’s website at https:// www.richuncles.com/ or by sending the revocation request to accounts@richuncles.com I wish to participate in the REIT’s Dividend Reinvestment Program as described in the Prospectus. If you do not wish to reinvest your dividends, please provide the following information:

12. Signatures A. FOR NON-CUSTODIAL ACCOUNTS (INDIVIDUAL INVESTOR, JOINT TENANTS, TENANTS IN COMMON, COMMUNITY PROPERTY, PENSION PLAN, IRA, CORPORATION, PARTNERSHIP, LLC, TRUST, ETC.) You have the right to rescind this sale and receive a return of your subscription in full, without interest, within five days of the date you receive a copy of the Company’s prospectus. If US mail payment method was selected: This Investment Form and payment for the Class C Shares purchased (check payable to “RW Holdings NNN REIT”) must be mailed to: RW Holdings NNN REIT, Inc. 3080 Bristol Street, Suite 550 Costa Mesa, CA 92626 Submit questions or comments to investments@richuncles.com or call 1-855-Rich-Uncles. 6/6 Signature – Investor 1 Signature – Investor 2 Print Name of Entity (Investor) Print Name of Authorized Representative Title Signature (Representative) B. FOR CUSTODIAL ACCOUNTS

M.	Quarterly Report on Form 10-Q for the Period Ended June 30, 2017

On August 15, 2017, we filed our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 with the SEC. The report (without exhibits) is attached to this Supplement.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from____________to__________

Commission file number: 000-55776

RW HOLDINGS NNN REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	47-4156046
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3080 Bristol Street, Suite 550, Costa Mesa, CA	92626
(Address of principal executive offices)	(Zip Code)

(855) 742-4862

(Registrant’s telephone number, including area code:)

Rich Uncles NNN REIT, Inc.

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒  No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of August 10, 2017 there were 6,863,449 shares of Common Stock outstanding.

RW HOLDINGS NNN REIT, INC.

FORM 10-Q

June 30, 2017

2

PART I — FINANCIAL INFORMATION

ITEM 1 – Unaudited Condensed Consolidated Financial Statements

RW HOLDINGS NNN REIT, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Real estate investments:
Land	$16,182,071	$5,369,238
Building and improvements	61,597,935	24,243,072
Tenant origination and absorption costs	6,581,896	3,632,731
Total investments in real estate property	84,361,902	33,245,041
Accumulated depreciation and amortization	(1,649,463)	(493,185)
Total investments in real estate property, net	82,712,439	32,751,856
Investment in Rich Uncles REIT I	3,555,268	3,523,809
Real estate investments, net	86,267,707	36,275,665

Cash and cash equivalents	2,544,784	3,431,769
Restricted cash	1,859,899	245,604
Tenant receivables	557,482	114,320
Above-market leases, net	729,816	148,577
Due from affiliates	42,925	108,433
Purchase and other deposits	1,625,100	500,000
Prepaid expenses and other assets	949,566	478,192
TOTAL ASSETS	$94,577,279	$41,302,560

LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgage notes payable, net	$25,975,486	$7,113,701
Unsecured credit facility, net	9,232,184	10,156,685
Accounts payable, accrued expenses and other liabilities	1,622,708	470,236
Below-market leases, net	502,326	150,767
Due to affiliates	278,611	383,422
Interest rate swap derivatives	104,633	-
Investor deposits	-	582,516
Share repurchases payable	310,676	17,467
TOTAL LIABILITIES	38,026,624	18,874,794

Redeemable common stock	138,429	196,660

Preferred stock, $0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock $0.001 par value, 200,000,000 shares authorized, 6,184,560 and 2,458,881 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively.	6,186	2,458
Additional paid-in-capital	59,545,077	23,643,435
Cumulative distributions and net losses	(3,139,037)	(1,414,787)
TOTAL STOCKHOLDERS' EQUITY	56,412,226	22,231,106

Commitments and contingencies (Note 8)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$94,577,279	$41,302,560

See accompanying notes to the Condensed Consolidated Financial Statements

3

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Revenue:
Rental income	$1,366,901	$41,466	$2,063,595	$41,466
Tenant recoveries	362,141	-	525,646	-
Total revenue	1,729,042	41,466	2,589,241	41,466

Expenses:
Fees to affiliates (Note 7)	196,856	481,688	308,154	481,688
General and administrative	831,179	6,290	2,018,023	6,380
Depreciation and amortization	725,419	33,489	1,156,278	33,489
Interest expense	438,168	40,650	570,005	40,650
Property expenses (Note 7)	375,963	-	555,741	-
Acquisition costs	-	73,028	-	73,028
Total expenses	2,567,585	635,145	4,608,201	635,235
Less: Expenses reimbursed/fees waived by Sponsor or affiliates (Note 7)	(722,118)	-	(1,437,969)	-
Net expenses	1,845,467	635,145	3,170,232	635,235

Other income:
Interest income	613	-	888	-
Equity in earnings from Rich Uncles REIT I	159,399	-	167,356	-
Total other income	160,012	-	168,244	-

Net income (loss)	$43,587	$(593,679)	$(412,747)	$(593,769)

Net income (loss) per share, basic and diluted	$0.01	$(29.68)	$(0.09)	$(29.69)

Weighted-average number of common shares outstanding, basic and diluted	5,295,203	20,000	4,381,066	20,000

Dividends declared per common share	$0.175	$-	$0.350	$-

See accompanying notes to the Condensed Consolidated Financial Statements

4

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

Condensed Consolidated Statement of Stockholders' Equity

For the six months ended June 30, 2017

(unaudited)

	Common Stock		Additional Paid-in	Cumulative Distributions and Net	Total Stockholders'
	Shares	Amounts	Capital	Losses	Equity
Balance, December 31, 2016	2,458,881	$2,458	$23,643,435	$(1,414,787)	$22,231,106

Issuance of common stock	3,793,737	3,794	37,933,579	-	37,937,373
Offering costs	-	-	(1,138,121)	-	(1,138,121)
Distributions declared	-	-	-	(1,311,503)	(1,311,503)
Stock compensation expense	6,500	6	64,994	-	65,000
Repurchase of common stock	(74,558)	(72)	(723,832)	-	(723,904)
Net loss	-	-	-	(412,747)	(412,747)
Reclassifications to redeemable common stock	-	-	(234,978)	-	(234,978)
Balance, June 30, 2017	6,184,560	$6,186	$59,545,077	$(3,139,037)	$56,412,226

See accompanying notes to the Condensed Consolidated Financial Statements

5

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended
	June 30, 2017	June 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(412,747)	$(593,769)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,156,278	33,489
Stock compensation expense	65,000	-
Deferred rents	(176,513)	2,452
Amortization of deferred financing costs	36,504	1,186
Amortization of above-market lease	35,248	1,389
Amortization of below-market leases	(13,758)	-
Unrealized losses (gain) on interest rate swap valuation	104,633	-
Equity in earnings from investment in Rich Uncles REIT I	(167,356)	-
Distributions from investment in Rich Uncles REIT I	135,896	-
Change in operating assets and liabilities:
Tenant receivables	(272,112)	-
Due from affiliates	79,219	-
Prepaid expenses and other assets	(5,576)	-
Accounts payable, accrued expenses and other liabilities	635,109	34,275
Due to affiliates	231,737	577,418
Net cash provided by operating activities	1,431,562	56,440

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of real estate investments	(49,134,241)	(15,731,000)
Payment of acquisition fees to affiliate	(1,771,482)	-
Refundable purchase deposits	(1,500,000)	-
Additions to real estate investments	(193,191)	-
Investment in Rich Uncles REIT I	-	(2,000,000)
Net cash used in investing activities	(52,598,914)	(17,731,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from unsecured credit facility	33,140,000	11,000,000
Repayments of unsecured credit facility	(34,065,618)	-
Proceeds from mortgage notes payable	19,454,988	7,319,700
Principal payments on mortgage notes payable	(86,898)	-
Refundable loan deposits	(125,100)	-
Payments of deferred financing costs	(541,691)	(171,166)
Proceeds from issuance of common stock and investor deposits	36,295,673	-
Payments of offering costs	(1,200,469)	-
Payments to redeem common stock	(723,904)	-
Distributions paid to common stockholders	(252,319)	-
Net cash provided by financing activities	51,894,662	18,148,534

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	727,310	473,974

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	3,677,373	200,815
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$4,404,683	$674,789

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$350,750	$10,589

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Transfers of redeemable common stock	$234,978	$7,500
Distributions paid to common stockholders through common stock issuances pursuant to the distribution reinvestment plan	$1,059,184	$-
Purchase deposits applied to acquisition of real estate	$500,000	$-
Increase in share repurchases payable	$293,209	$17,467
Payable to seller for acquisition of real estate investment	$117,803	$-

See accompanying notes to the Condensed Consolidated Financial Statements

6

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2017

(unaudited)

NOTE 1. BUSINESS AND ORGANIZATION

RW Holdings NNN REIT, Inc. (the “Company”) was incorporated on May 14, 2015 as a Maryland corporation. The Company was originally incorporated under the name Rich Uncles Real Estate Investment Trust, Inc., but amended its name on October 19, 2015 to Rich Uncles NNN REIT, Inc. and again on August 14, 2017 to RW Holdings NNN REIT, Inc. As of June 30, 2017, the Company has the authority to issue 250,000,000 shares of stock, consisting of 200,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share. Pursuant to its securities offering registered with the Securities and Exchange Commission (“SEC”), the Company sells its shares directly to investors at a purchase price of $10.00 per share, with a minimum investment in shares of $500. The Company was formed to primarily invest, directly or indirectly through investments in real estate owning entities, in single-tenant income-producing corporate properties located in the United States, which are leased to creditworthy tenants under long-term net leases. The Company’s goal is to generate current income for investors and long-term capital appreciation in the value of its properties.

The Company holds its investments in real property through special purpose wholly owned limited liability companies or through Rich Uncles NNN Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”). The Operating Partnership was formed on January 28, 2016. The Company is the sole general partner of, and owns a 99% partnership interest in, the Operating Partnership. Rich Uncles NNN LP, LLC, a Delaware limited liability company formed on May 13, 2016, owns the remaining 1% partnership interest in the Operating Partnership and is the sole limited partner. Rich Uncles NNN LP, LLC is wholly owned by the Company.

The Company is externally managed by its advisor, Rich Uncles NNN REIT Operator, LLC (the “Advisor”), a Delaware limited liability company wholly owned by the Company’s sponsor, Rich Uncles, LLC (the “Sponsor”), a Delaware limited liability company whose members include Harold Hofer, Howard Makler, and Ray Wirta. On June 24, 2015 and December 31, 2015, the Company issued 10,000 shares of its common stock to the Sponsor, respectively, for a purchase price of $10.00 per share.

On July 15, 2015, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to register an initial public offering of its common stock to offer a maximum of $900,000,000 in shares of common stock for sale to the public (the “Primary Offering”). The Company also registered a maximum of $100,000,000 of common stock pursuant to the Company’s distribution reinvestment plan (the “Registered DRP Offering” and, together with the Primary Offering, the “Registered Offering”). The SEC declared the Company’s registration statement effective on June 1, 2016. The Company had no significant operations prior to our purchase of real estate properties in June 2016.

On July 20, 2016, the Company began offering shares to the public and through June 30, 2017, the Company had sold 6,231,455 shares of common stock in the Registered Offering, including 118,418 shares of common stock sold under its Registered DRP Offering, for aggregate gross offering proceeds of $62,314,551.

7

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information as contained in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”), and in conjunction with rules and regulations of the SEC, including the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the unaudited Condensed Consolidated Financial Statements do not include certain information and footnote disclosures required by GAAP for audited financial statements. In the opinion of management, the unaudited Condensed Consolidated Financial Statements reflect all adjustments which are of a normal and recurring nature, necessary for a fair and consistent presentation of the financial position and the results for the interim period presented. Operating results for the three and six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the year ended December 31, 2017. The accompanying unaudited interim financial information should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC.

The unaudited Condensed Consolidated Financial Statements include the accounts of the Company, the Operating Partnership, and directly wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

Reclassifications

Certain amounts in the Company’s prior period consolidated financial statements have been reclassified to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

Other Comprehensive Income

For all periods presented, other comprehensive income (loss) is the same as net income (loss).

Derivative Instruments

The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates on its variable rate mortgage notes payable. The Company records these derivative instruments at fair value in the accompanying consolidated balance sheets. The Company’s mortgage derivative instruments have not been designated as effective hedges and therefore the changes in fair value are recorded as gain or loss on derivative instruments in the accompanying consolidated statement of operations.

Equity in Earnings

The Company’s investment in Rich Uncles REIT I (“REIT I”) represented an approximate 4.36% and 4.39% ownership interest as of June 30, 2017 and December 31, 2016, respectively. Through March 31, 2017, the Company had recorded its share of equity in the earnings (losses) of REIT I based on estimates of REIT I’s results of operations. In July 2017, REIT I’s financial statements for the year ended December 31, 2016 were prepared and audited. The Company’s equity in earnings (losses) of REIT I for the year ended December 31, 2016 should have been equity in earnings of $30,038 rather than equity in losses of $79,271 which was recorded. The Company’s equity pick up for the three months ended March 31, 2017 should have been equity in earnings of $18,813 rather than the equity in earnings of $7,957 which was recorded. For the three months ended June 30, 2017, the Company recorded equity in earnings from REIT I of $159,399, which included $120,165 related to periods prior to April 1, 2017 as described above. For the six months ended June 30, 2017, the Company recorded equity in earnings from REIT I of $167,356, which included $109,309 related to periods prior to January 1, 2017 as described above.

The following is summarized financial information for REIT I:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Total revenue	$3,507,951	$1,440,457	$6,234,218	$2,245,359
Net income (loss)	$937,414	$(1,268,078)	$1,331,862	$(2,400,993)

Use of Estimates

The preparation of the unaudited Condensed Consolidated Financial Statements and the accompanying notes thereto in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited Condensed Consolidated Financial Statements and accompanying notes. Actual results may differ from those estimates.

8

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

Recent Accounting Pronouncements

New Accounting Standards Issued and Adopted

In January 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”) which clarified the definition of a business. The update added further guidance that assists preparers in evaluating whether a transaction will be an acquisition of an asset or a business. The Company expects that most of its acquisitions will qualify as an asset acquisition and therefore acquisition costs are capitalized as part of the cost of the acquired properties. The Company adopted the standard as of October 1, 2016. For periods prior to the adoption of ASU 2017-01, the Company’s financial statements will not be comparable because acquisitions of property qualified as a business and therefore acquisition costs were expensed.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. ASU 2016-15 addresses certain issues where diversity in practice was identified. It amends existing guidance, which is principles based and often requires judgment to determine the appropriate classification of cash flows as operating, investing or financing activities. In addition, ASU 2016-15 clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. On January 1, 2017, we early adopted this standard in its entirety on a retrospective basis and determined that the only clarification to significantly impact the Company was the classification of distributions received from our equity method investment in Rich Uncles REIT I. The update allows for the election to classify distributions received from equity method investments based on either a cumulative earnings approach or a nature of distribution approach. We have elected the nature of the distribution approach, in which cash flows generated from the operations of an unconsolidated entity are classified as a return on investment (cash inflow from operating activities) and cash flows that were generated from property sales, debt refinancing or sales of our investments are classified as a return of investment (cash inflow from investing activities). We adopted this approach based on the information available to us to determine the nature of the underlying activity that generated the distributions from unconsolidated entities.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and restricted cash. Therefore, amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows, and transfers between cash and cash equivalents and restricted cash are no longer presented within the statement of cash flows. ASU 2016-18 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The Company elected to early adopt ASU 2016-18 for the reporting period ended December 31, 2016 and the standard was applied retrospectively for all periods presented. As a result of the adoption of ASU 2016-18, the Company no longer presents the change within restricted cash in the consolidated statement of cash flows.

New Accounting Standards Recently Issued and Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services.  ASU 2014-09 supersedes the revenue requirements in Revenue Recognition (Topic 605) and most industry-specific guidance throughout the Industry Topics of the Codification.  ASU 2014-09 does not apply to lease contracts within the scope of Leases (Topic 840).  ASU 2014-09 was to be effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and is to be applied retrospectively, with early application not permitted.  In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of ASU 2014-09 by one year. Early adoption is permitted but not before the original effective date. As the primary source of revenue for the Company is generated through leasing arrangements, which are scoped out of this standard, the Company does not expect the adoption of ASU 2014-09 to have a significant impact on its consolidated financial statements.

9

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The amendments in ASU 2016-02 change the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption of ASU 2016-02 is permitted. The new standard for lease accounting requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting the new leases standard on its consolidated financial statements.

NOTE 3. REAL PROPERTY

As of June 30, 2017, the Company’s real estate portfolio consisted of fourteen properties in seven states consisting of eight retail, five office and one industrial property. The following table provides summary information regarding the Company’s real estate as of June 30, 2017:

Property	Location	Acquisition Date	Property Type	Land, Buildings and Improvements	Tenant Origination and Absorption Costs	Accumulated Depreciation and Amortization	Total Investment in Real Estate Property, Net
Accredo	Orlando, FL	6/15/2016	Office	$9,850,055	$1,053,638	$(512,437)	$10,391,256
Walgreens	Stockbridge, GA	6/21/2016	Retail	4,147,948	705,423	(341,623)	4,511,748
Dollar General	Litchfield, ME	11/4/2016	Retail	1,281,812	116,302	(25,152)	1,372,962
Dollar General	Wilton, ME	11/4/2016	Retail	1,543,776	140,653	(32,190)	1,652,239
Dollar General	Thompsontown, PA	11/4/2016	Retail	1,199,860	106,730	(24,167)	1,282,423
Dollar General	Mt. Gilead, OH	11/4/2016	Retail	1,174,188	111,847	(23,171)	1,262,864
Dollar General	Lakeside, OH	11/4/2016	Retail	1,112,872	100,857	(23,780)	1,189,949
Dollar General	Castalia, OH	11/4/2016	Retail	1,102,086	86,408	(23,105)	1,165,389
Dana	Cedar Park, TX	12/27/2016	Industrial	8,392,906	1,210,874	(265,729)	9,338,051
Northrop Grumman	Melbourne, FL	3/7/2017	Office	12,382,991	1,341,198	(228,383)	13,495,806
exp US Services	Maitland, FL	3/27/2017	Office	5,920,121	388,248	(63,332)	6,245,037
Harley	Bedford, TX	4/13/2017	Retail	13,178,286	-	(64,063)	13,114,222
Wyndham	Summerlin, NV	6/22/2017	Office	9,447,270	669,232	(12,106)	10,104,396
Williams Sonoma	Summerlin, NV	6/22/2017	Office	7,045,835	550,486	(10,225)	7,586,097
				$77,780,006	$6,581,896	$(1,649,463)	$82,712,439

10

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

Current Acquisitions

During the six months ended June 30, 2017, the Company acquired the following properties:

Property	Acquisition Date	Land	Buildings and Improvements	Tenant Origination and Absorption Costs	Above- Market Lease	Below- Market Lease	Total
Northrop Grumman	3/7/2017	$1,191,024	$11,191,967	$1,341,199	$-	$-	$13,724,190
exp US Services	3/27/2017	785,801	5,134,320	388,248	616,486	-	6,924,855
Harley	4/13/2017	1,145,196	12,033,090	-	-	-	13,178,286
Wyndham	6/22/2017	4,144,069	5,303,201	669,232	-	-	10,116,502
Williams Sonoma	6/22/2017	3,546,744	3,499,091	550,486	-	(364,554)	7,231,767
		$10,812,834	$37,161,669	$2,949,165	$616,486	$(364,554)	$51,175,600

Purchase price	$51,175,600
Purchase deposits applied	(500,000)
Acquisition fees to affiliates	(1,483,571)
Payable to seller for acquisition of real estate	(117,803)
Refund from escrow	60,015
Cash paid for acquisition of real estate	$49,134,241

The purchase price allocations reflected in the accompanying unaudited Condensed Consolidated Financial Statements is based upon estimates and assumptions that are subject to change that may impact the fair value of the assets and liabilities above (including real estate investments, other assets and accrued liabilities). The noncancellable lease term of the properties acquired during the six months ended June 30, 2017 are as follows:

Property	Lease Expiration
Northrop Grumman	5/31/2021
exp US Services	11/30/2026
Harley	4/12/2042
Wyndham	2/29/2025
Williams Sonoma	10/31/2022

The Company recorded these acquisitions as asset acquisitions and capitalized $1,038,776 and $1,723,251 of acquisition fees and costs for the three and six months ended June 30, 2017, respectively. During the three and six months ended June 30, 2017, the Company recognized $965,368 and $1,066,814, respectively, of total revenue related to these properties.

11

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

Operating Leases

As of June 30, 2017, our portfolio’s asset concentration (greater than 10% of total assets) was as follows:

Property and Location	Net Carrying Value	Percentage of Total Assets
Accredo, FL	$10,391,256	10.99%
Northrop Grumman, FL	$13,495,806	14.27%
Harley, TX	$13,114,222	13.87%
Wyndham, NV	$10,104,396	10.68%

At June 30, 2017 and December 31, 2016, tenant receivables included $201,026 and $29,975, respectively, of straight-line rent.

As of June 30, 2017, the future minimum contractual rent payments due under the Company’s non-cancelable operating leases are as follows:

July 1, 2017 through December 31, 2017	$2,870,956
2018	6,732,550
2019	6,884,632
2020	7,035,980
2021	5,563,272
2022	4,556,702
Thereafter	20,331,662
$53,975,754

Revenue Concentration

For the six months ended June 30, 2017, our portfolio’s revenue concentration (greater than 10% total revenue) was as follows:

Property and Location	Revenue	Percentage of Total Revenue
Accredo, FL	$531,744	20.54%
Dana, TX	$465,089	17.97%
Northrop, FL	$459,047	17.73%
Harley, TX	$326,102	12.60%

12

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

As of June 30, 2017, our portfolio’s tenant concentration (greater than 10% of annualized base rent) was as follows:

Property and Location	Effective Annualized Base Rent*	Percentage of Annualized Base Rent
Accredo, FL	$899,010	13.56%
Dana, TX	$665,917	10.05%
Northrop, FL	$1,162,274	17.53%
exp US Services, FL	$681,077	10.27%
Harley, TX	$900,000	13.58%
Wyndham, NV	$798,827	12.05%

*Effective Annualized Base Rent is calculated based on the monthly base rent at June 30, 2017 for twelve months.

As of June 30, 2017, no other tenant accounted for more than 10% of annualized base rent.

Intangibles

As of June 30, 2017, the Company’s intangibles were as follows:

	Tenant Origination and Absorption Costs	Above-Market Leases	Below-Market Leases
Cost	$6,581,896	$783,115	$(516,164)
Accumulated amortization	(608,394)	(53,299)	13,838
Net amount	$5,973,502	$729,816	$(502,326)

Amortization of intangible assets over the next five years is expected to be as follows:

	Tenant Origination and Absorption Costs	Above-Market Leases	Below-Market Leases
July 1, 2017 through December 31, 2017	$559,234	$48,523	$(44,772)
2018	1,118,468	97,045	(89,544)
2019	1,118,468	97,045	(89,544)
2020	1,118,468	97,045	(89,544)
2021	702,209	78,994	(89,544)
2022	412,034	63,719	(69,853)
Thereafter	944,621	247,445	(29,525)
	$5,973,502	$729,816	$(502,326)

Weighted-Average Remaining Amortization Period	6.33 years	8.43 years	5.80 years

13

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

NOTE 4. DEBT

Mortgage Notes Payable

As of June 30, 2017, the Company’s mortgage notes payable consisted of the following:

Collateral	Principal Amount	Deferred Loan Costs, net	Net Balance	Contractual Interest Rate (1)	Effective Interest Rate (1)	Loan Maturity

Accredo/Walgreens properties	$7,200,707	$(142,659)	$7,058,048	3.95%	3.95%	7/1/2021
Dana property	4,747,013	(134,248)	4,612,765	4.56%	4.56%	4/1/2023
Six Dollar General properties (2)	3,976,515	(171,369)	3,805,146	4.69%	4.69%	4/1/2022
Wyndham property (3)	5,970,000	(115,276)	5,854,724	One-month LIBOR + 2.05%	4.34%	6/5/2027
Williams Sonoma property (3)	4,740,000	(95,197)	4,644,803	One-month LIBOR + 2.05%	4.05%	6/5/2022

	$26,634,235	$(658,749)	$25,975,486

(1)	Contractual interest rate represents the interest rate in effect under the mortgage note payable as of June 30, 2017. Effective interest rate is calculated as the actual interest rate in effect as of June 30, 2017 (consisting of the contractual interest rate and the effect of the interest rate swap, if applicable). For further information regarding the Company’s derivative instruments, see Note 5.

(2)	The loan is cross-collateralized with all six Dollar General properties owned by the Company and one Dollar General property owned by REIT I. The deeds of trust for the Company’s six Dollar General properties and the deed of trust for the REIT I Dollar General property contain cross-collateralization and cross default provisions. At June 30, 2017, the outstanding principal balance of the loan on REIT I’s one Dollar General property was $636,916.

(3)	The loans on each of the Williams Sonoma and Wyndham properties (collectively, the Property) located in Summerlin, Nevada were originated by Nevada State Bank (Bank). The loans are collateralized by a deed of trust and a security agreement with assignment of rents and fixture filing. In addition, the individual loans are subject to a cross collateralization and cross default agreement whereby any default under, or failure to comply with the terms of any one or both of the loans is an event of default under the terms of both loans. The value of the Property must be in an amount sufficient to maintain a loan to value ratio of no more than 60%. If the loan to value ratio is ever less than 60%, the borrower shall, upon the Bank’s written demand, reduce the principal balance of the loans so that the loan to value ratio is no more than 60%.

Unsecured Credit Facility

On June 7, 2016, the Operating Partnership (“Borrower”), entered into a credit agreement (the “Unsecured Credit Agreement”) with Pacific Mercantile Bank (“Lender”). Pursuant to the Unsecured Credit Agreement, the Borrower has a $12,000,000 unsecured credit facility with an interest rate equal to 1% over an independent index, that is the highest rate on corporate loans posted by at least 75% of the thirty (30) largest banks in the United States, known as The Wall Street Journal Prime Rate, as published in the Wall Street Journal. Payments under the Unsecured Credit Agreement are interest only and are due on the 15th day of each month. The Unsecured Credit Agreement initially had a maturity date of June 15, 2017. On May 12, 2017, the maturity date of the Unsecured Credit Agreement was extended to October 28, 2017. The effective interest rate for borrowings under the Unsecured Credit Agreement during the six months ended June 30, 2017 was 4.98%.

The Unsecured Credit Agreement is guaranteed in the amount of $12,000,000 by the Company, Rich Uncles NNN LP, LLC, Harold Hofer, Howard Makler and Ray Wirta and trusts affiliated with the aforementioned individuals. The guarantees are to be released once the Company has book equity of $60,000,000.

We are negotiating the extension of the maturity date of the Unsecured Credit Agreement and we expect to complete this process prior to its current October 28, 2017 maturity date.

14

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

All Debt Agreements

Pursuant to the terms of the mortgage notes payable and the Unsecured Credit Agreement, the Company and/or the Operating Partnership are subject to certain financial loan covenants. The Company and/or the Operating Partnership was in compliance with all financial covenants of these loan agreement as of August 9, 2017.

The following summarizes the future principal repayment of the Company’s mortgage notes payable and unsecured credit facility as of June 30, 2017:

	Mortgage Note Payable	Unsecured Credit Facility	Total
Remaining 2017	$226,844	$9,232,184	$9,459,028
2018	465,064	-	465,064
2019	482,054	-	482,054
2020	498,925	-	498,925
2021	7,068,308	-	7,068,308
2022	8,234,746	-	8,234,746
2023	9,658,294	-	9,658,295
Total principal	$26,634,235	$9,232,184	$35,866,420

The following is a reconciliation of the components of interest expense for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30, 2016		Six Months Ended June 30, 2016
	2017	2016	2017	2016
Mortgage notes payable
Interest expense (1)	$184,179	$10,589	$265,837	$10,589
Amortization of deferred financing costs	24,998	1,155	35,386	1,155
Unrealized loss (gain) on interest rate swaps (see Note 5)	104,633	-	104,633	-
Unsecured credit facility
Interest expense	103,877	28,875	143,031	28,875
Amortization of deferred financing costs	481	31	1,118	31
Forfeited loan fee	20,000	-	20,000	-
Total interest expense	$438,168	$40,650	$570,005	$40,650

(1)	As of June 30, 2017, no payments had yet been made with respect to the Company’s interest rate swaps. Accrued interest payable of $2,533 at June 30, 2017 represented the unsettled portion of the interest rate swaps for the period from origination of the interest note swap through June 30, 2017. The Company had no swap agreements as of June 30, 2016.

15

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

NOTE 5. INTEREST RATE SWAP DERIVATIVES

The primary goal of the Company’s risk management practices related to interest rate risk is to prevent changes in interest rates from adversely impacting the Company’s ability to achieve its investment return objectives. The Company does not enter into derivatives for speculative purposes.

The Company enters into interest rate swaps as a fixed rate payer to mitigate its exposure to rising interest rates on its variable rate mortgage notes payable. The value of interest rate swaps is primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the applicable instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of the fixed rate payer position and decrease the value of the variable rate payer position. As the remaining life of the interest rate swap decreases, the value of both positions will generally move towards zero.

During June 2017, the Company (or wholly owned limited liability company subsidiaries) entered into interest rate swap agreements with amortizing notational amounts relating to two of its mortgage notes payable. The following table summarizes the notional amount and other information related to the Company’s interest rate swaps as of June 30, 2017. The notional amount is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks:

	June 30, 2017
Derivative Instruments	Number of Instruments	Notional Amount (i)	Reference Rate as of 6/30/2016	Weighted Average Fixed Pay Rate	Weighted Average Remaining Term
Interest Rate Swap Derivatives	2	$10,710,000	One-month LIBOR + applicable spread/Fixed at 4.05%-4.34%	4.21%	8.3 years

(i)	The notional amount of the Company’s swaps decrease each month to correspond to the outstanding principal balance on the related mortgage. The maximum notional amount is shown above. The minimum notional amount (outstanding principal balance at the maturity date) as of June 30, 2017 was $9,083,700.

The following table sets forth the fair value of the Company’s derivative instruments as well as their classification in the consolidated balance sheets as of June 30, 2017.

		June 30, 2017
Derivative Instrument	Balance Sheet Location	Number of Instruments	Fair Value
Interest Rate Swaps	Liability – Interest rate swap derivatives, at fair value	2	$(104,633)

The change in fair value of a derivative instrument that is not designated as a cash flow hedge is recorded as interest expense in the accompanying consolidated statements of operations. None of the Company’s derivatives at June 30, 2017 were designated as hedging instruments; therefore the net realized loss recognized on interest rate swaps of $104,633 was recorded as an increase in interest expense for both the three and six months ended June 30, 2017.

16

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

NOTE 6. FAIR VALUE DISCLOSURES

The fair value for certain financial instruments is derived using valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:

Cash and cash equivalents, restricted cash, tenant receivables, due from affiliates, purchase and other deposits, prepaid expenses and other assets, accounts payable, accrued expenses and other liabilities and due to affiliates:  These balances approximate their fair values due to the short maturities of these items.

Derivative Instruments: The Company’s derivative instruments are presented at fair value in the accompanying consolidated balance sheet. The valuation of these instruments is determined using a proprietary model that utilizes observable inputs. As such, the Company classifies these inputs as Level 2 inputs. The proprietary model uses the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and volatility. The fair values of interest rate swaps are estimated using the market standard methodology of netting the discounted fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of interest rates (forward curves) derived from observable market interest rate curves. In addition, credit valuation adjustments, which consider the impact of any credit risks to the contracts, are incorporated in the fair values to account for potential nonperformance risk.

Unsecured Credit Facility: The fair value of the Company’s Unsecured Credit Facility approximates its carrying value as the interest rates and other terms are comparable to those available in the market place for a similar credit facility.

Mortgage notes payable:  The fair value of the Company’s mortgage notes payable is estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.

The following were the face value, carrying amount and fair value of the Company’s mortgage notes payable as of June 30, 2017 and December 31, 2016:

June 30, 2017			December 31,2016
Face value	Carrying value	Fair value	Face Value	Carrying Value	Fair Value
$26,634,235	$25,975,486	$26,716,448	$7,266,145	$7,113,701	$7,266,145

Disclosures of the fair values of financial instruments are based on pertinent information available to the Company as of June 30, 2017 and require a significant amount of judgment. The actual value could be materially different from the Company’s estimate of value.

17

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

During the six months ended June 30, 2017, the Company measured the following assets and liabilities at fair value (in thousands):

Recurring Basis	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap liabilities	$107,166	$-	$107,166	$-

NOTE 7. RELATED PARTY TRANSACTIONS

The Company has entered into an agreement (the “Advisory Agreement”) with the Advisor. This agreement entitles the Advisor to specified fees upon the provision of certain services with regard to the investment of funds in real estate investments, the management of those investments, among other services, and the disposition of investments, as well as entitles the Advisor to reimbursement of organization and offering costs incurred by the Advisor or Sponsor on behalf of the Company, such as expenses related to the Registered Offering, and certain costs incurred by the Advisor or Sponsor in providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the Advisory Agreement. The Sponsor also serves as the sponsor for Rich Uncles REIT I. During the six months ended June 30, 2017 and 2016, no other business transactions occurred between the Company and Rich Uncles REIT I, other than described below or elsewhere herein, and those relating to the Company’s investment in Rich Uncles REIT I.

Pursuant to the terms of the agreement, summarized below are the related party costs incurred by the Company for the three and six months ended June 30, 2017:

	Three months ended	Six months ended			Three months ended	Six months ended
	June 30, 2017		June 30, 2017		June 30, 2016		December 31, 2016
	Incurred	Incurred	Receivable	Payable	Incurred	Incurred	Receivable	Payable
Expensed
Acquisition fees	$-	$-	$-	$-	$474,122	$474,122	$-	$-
Asset management fees (2)	196,856	308,154	-	260,692	7,566	7,566	-	29,577
Fees to affiliates	196,856	308,154			481,688	481,688

Property management fees*	622	622	-	622	-	-	-	-
Expense reimbursements from Sponsor (1)	(672,904)	(1,360,930)	643	-	-	-	79,862	-
Waiver of asset management fees (2)	(49,214)	(77,039)	-	-	-	-	-	-
Capitalized
Acquisition fees	882,971	1,483,571	13,711	-	-	-	-	274,200
Financing fees	-	87,450	-	-	-	-	-	-
Additional paid-in-capital
Reimbursable organizational and offering expenses (3)	529,991	1,138,121	-	17,297	-	-	-	79,645
Other
Costs reimbursable from Rich Uncles REIT I (4)	-	-	28,571	-	-	-	28,571	-
	$888,322	$1,579,949	$42,925	$278,611	$481,688	$481,688	$108,433	$383,422

* Property management fees are presented as property operating expenses.

18

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

(1)	The Company records payroll costs related to Company employees that answer questions from prospective shareholders. The Sponsor has agreed to reimburse the Company for these investor relations payroll costs which the Sponsor considers to be offering expenses in accordance with the Advisory Agreement.
(2)	To the extent the Advisor elects, in its sole discretion to defer all or any portion of its monthly asset management fee, the Advisor will be deemed to have waived, not deferred, that portion up to 0.025% of the total investment value of the Company’s assets. For the three and six months ended June 30, 2017, the Advisor waived $49,214 and $77,039, respectively, of asset management fees, which are not subject to future recoupment by the Advisor. No asset management fees were waived for the three or six months ended June 30, 2016.

(3)	As of June 30, 2017, the Sponsor had incurred $4,452,858 of organizational and offering costs on behalf of the Company. However, the Company is only obligated to reimburse the Sponsor for such organizational and offering expenses to the extent of 3% of gross offering proceeds. The payable related to this obligation is reflected in “Due to affiliates” in the consolidated balance sheets.

(4)	The Company incurred $28,571 of costs in conjunction with due diligence for a property acquisition which is owed to the Company from Rich Uncles REIT I and reflected in “Due from affiliates” in the consolidated balance sheets.

Organizational and Offering Expenses

Pursuant to the Advisory Agreement, the Company is obligated to reimburse the Sponsor or its affiliates for organizational and offering expenses (as defined by the Sponsor) paid by the Sponsor on behalf of the Company. The Company will reimburse the Sponsor for organizational and offering expenses up to 3.0% of gross offering proceeds. The Sponsor and affiliates will be responsible for any organizational and offering expenses to the extent they exceed 3.0% of gross offering proceeds. As of June 30, 2017, the Sponsor has incurred organizational and offering expenses in excess of 3.0% of the gross offering proceeds received by the Company. To the extent the Company has more gross offering proceeds from future shareholders, the Company will be obligated to reimburse the Sponsor. As the amount of future gross offering proceeds is uncertain, the amount the Company is obligated to reimburse to the Sponsor is uncertain. As of June 30, 2017, the Company has reimbursed the Sponsor $1,858,140 in organizational and offering expenses. The Company’s maximum liability for organizational and offering costs through June 30, 2017 was $1,875,437, of which $17,297 was payable as of June 30, 2017 and is included in “Due to Affiliates” in the consolidated balance sheet.

Investor relations payroll expense reimbursement from Sponsor

The Company employs investor personnel that answer inquiries from potential investors regarding the Company and/or its prospectus. The payroll expense associated with the investor relations personnel is reimbursed by the Sponsor. The Sponsor considers these payroll costs to be offering expenses. The total amount of such payroll expense reimbursements was $672,904 and $1,360,930 for the three and six months ended June 30, 2017.

Acquisition Fees

The Company shall pay the Advisor a fee in an amount equal 3.0% of Company’s contract purchase price of its properties, as defined, as acquisition fees. The total of all acquisition fees and acquisition expenses shall be reasonable, and shall not exceed 6.0% of the contract price of the property.  However, a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Company. Acquisition fees incurred during the three and six months ended June 30, 2017 were $882,971 and $1,483,571.

19

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

Asset Management Fee

The Company shall pay to the Advisor as compensation for the advisory services rendered to the Company, a monthly fee in an amount equal to 0.1% of the Company’s Average Invested Assets, as defined (the “Asset Management Fee”), as of the end of the preceding month. The Asset Management Fee shall be payable monthly on the last day of such month, or the first business day following the last day of such month. The Asset Management Fee, which must be reasonable in the determination of the Company’s independent directors at least annually, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not paid as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.

Additionally, to the extent the Advisor elects, in its sole discretion, to defer all or any portion of its monthly Asset Management Fee, the Advisor will be deemed to have waived, not deferred, that portion of its monthly Asset Management Fee that is up to 0.025% of the total investment value of the Company’s assets. The total amount of Asset Management Fees incurred in the three and six months ended June 30, 2017 were $196,856 and $308,154, respectively, of which $49,214 and $77,039, respectively, was waived. Asset Management Fees payable at June 30, 2017 were $260,692.

Financing Coordination Fee

Other than with respect to any mortgage or other financing related to a property concurrent with its acquisition, if the Advisor or an affiliate provides a substantial amount of the services (as determined by a majority of the Company’s independent directors) in connection with the post-acquisition financing or refinancing of any debt that the Company obtains relative to a property, then the Company shall pay to the Advisor or such affiliate a financing coordination fee equal to 1.0% of the amount of such financing. Financing coordination fees incurred during the three and six months ended June 30, 2017 were $0 and $87,450, respectively.

Property Management Fees

If the Advisor or any of its affiliates provides a substantial amount of the property management services (as determined by a majority of the Company’s independent directors) for the Company’s properties, then the Company shall pay to the Advisor or such affiliate a property management fee equal to 1.5% of gross revenues from the properties managed. The Company also will reimburse the Advisor and any of its affiliates for property-level expenses that such person pays or incurs on behalf of the Company, including salaries, bonuses and benefits of persons employed by such person, except for the salaries, bonuses and benefits of persons who also serve as one of the Company’s executive officers or as an executive officer of such person. The Advisor or its affiliate may subcontract the performance of its property management duties to third parties and pay all or a portion of its property management fee to the third parties with whom it contracts for these services. For the three and six months ended June 30, 2017, Property Management Fees were $622 and $622. There were no property management fees incurred during the three and six months ended June 30, 2016.

Disposition Fees

For substantial assistance in connection with the sale of properties, the Company shall pay to its Advisor or one of its affiliates 3.0% of the contract sales price, as defined, of each property sold; provided, however, that if, in connection with such disposition, commissions are paid to third parties unaffiliated with our Advisor or its affiliates, the disposition fees paid to our Advisor, our Sponsor, their affiliates and unaffiliated third parties may not exceed the lesser of the competitive real estate commission or 6% of the contract sales price. There were no disposition fees incurred during the three and six months ended June 30, 2017 nor 2016.

20

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

Leasing Commission Fees

If a property or properties of the Company becomes unleased and the Advisor or any of its affiliates provides a substantial amount of the services (as determined by a majority of the Company’s independent directors) in connection with the Company’s leasing of the property or properties to unaffiliated third parties, then the Company shall pay to the Advisor or such affiliate leasing commissions equal to 6.0% of the rents due pursuant to such lease for the first ten years of the lease term; provided, however (i) if the term of the lease is less than ten years, such commission percentage will apply to the full term of the lease and (ii) any rents due under a renewal of a lease of an existing tenant upon expiration of the initial lease agreement (including any extensions provided for thereunder) shall accrue a commission of 3.0% in lieu of the aforementioned 6.0% commission. To the extent that an unaffiliated real estate broker assists in such leasing services, any compensation paid by the Company to the Advisor or any of its affiliates will be reduced by the amount paid to such unaffiliated real estate broker. There were no leasing commission fees incurred during the three and six months ended June 30, 2017 nor 2016.

Other Operating Expense Reimbursement

Under the prospectus, total operating expenses of the Company are limited to the greater of 2% of average invested assets or 25% of net income for the four most recently completed fiscal quarters (2%/25% Limitation). If the Company exceeds the 2%/25% Limitation, the Advisor must reimburse the Company the amount by which the aggregate total operating expenses exceeds the limitation, or the Company must obtain a waiver from the Company’s conflicts committee. For purposes of determining the 2%/25% Limitation amount, “average invested assets” means the average monthly book value of the Company’s assets invested directly or indirectly in equity interests and loans secured by real estate during the 12-month period before deducting depreciation, reserves for bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by the Company, as determined by GAAP, that are in any way related to the Company’s operation including Asset Management Fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, listing and registration of shares of the Company’s common stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based upon increases in NAV per share; (f) acquisition fees and acquisition expenses (including expenses, relating to potential investments that the Company does not close); and (h) disposition fees on the sale of real property and other expenses connected with the acquisition, disposition and ownership of real estate interests or other property (other than disposition fees on the sale of assets other than real property), including the costs of insurance premiums, legal services, maintenance, repair and improvement of real property.

Operating expense reimbursements for the four fiscal quarters ended June 30, 2017 exceeded the 2%/25% Limitation. The Company’s conflicts committee approved the operating expenses above the 2%/25% Limitation, as they determined that the relationship of the Company’s operating expenses to average invested assets were justified for the four fiscal quarters ended June 30, 2017 given the costs of operating a public company and the early stage of the Company’s operations.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Economic Dependency

The Company depends on its Sponsor and its Advisor for certain services that are essential to the Company, including the sale of the Company’s shares of common stock, the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.

21

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

Environmental

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the property could result in future environmental liabilities.

Tenant Improvements

Pursuant to lease agreements, the Company has an obligation to pay for $2,113,737 in site and tenant improvements to be incurred at June 30, 2017. At June 30, 2017, the Company had $1,520,292 of restricted cash held to fund the improvements.

Legal Matters

From time to time, the Company may become party to legal proceedings that arise in the ordinary course of its business. Other than the below, the Company is not a party to any legal proceeding, nor is the Company aware of any pending or threatened litigation that could have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

The U.S. Securities and Exchange Commission (the “SEC”) is conducting an investigation related to the advertising and sale of securities by the Company in connection with the Registered Offering. The investigation is a non-public factfinding inquiry. It is neither an allegation of wrongdoing nor a finding that violations of law have occurred. In connection with the investigation, the Company and certain affiliates have received and responded to subpoenas from the SEC requesting documents and other information related to the Company and the Registered Offering. The SEC’s investigation is ongoing. The Company has cooperated and intends to continue to cooperate with the SEC in this matter. The Company is unable to predict the likely outcome of the investigation or determine its potential impact, if any, on the Company.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluates subsequent events up until the date the Condensed Consolidated Financial Statements are issued.

Distributions

On July 11, 2017, the Company’s board of directors declared dividends based on daily record dates for the period June 1, 2017 through June 30, 2017 at a rate of $0.0019444 per share per day, or $344,139, on the outstanding shares of the Company’s common stock, which the Company paid on July 11, 2017. Of the $344,139 dividend, $278,380 was reinvested through the Company’s dividend reinvestment plan.

On August 10, 2017, the Company’s board of directors declared dividends based on daily record dates for the period July 1, 2017 through July 31, 2017 at a rate of $0.0018817 per share per day, or $371,708, on the outstanding shares of the Company’s common stock, which the Company paid on August 10, 2017. Of the $371,708 dividend, $303,083 was reinvested through the Company’s dividend reinvestment plan.

22

PART I – FINANCIAL INFORMATION (continued)

ITEM 1 – Unaudited Condensed Consolidated Financial Statements (continued)

RW HOLDINGS NNN REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017

(unaudited)

Offering Status

Through August 10, 2017, the Company had sold 6,958,810 shares of common stock in the Registered Offering, for aggregate gross offering proceeds of $69,588,103, including 176,548 shares of common stock sold under its Registered DRP Offering for aggregate gross offering proceeds of $1,765,478.

Acquisitions

On July 20, 2017, through a wholly owned subsidiary, the Company acquired a 51,800 square foot industrial property in Richmond, VA, which it leases to Neighborcare Pharmacy of Virginia, LLC, a wholly owned subsidiary of Omnicare, Inc., a wholly owned subsidiary of CVS Health Corporation (“Omnicare”). The lease is guaranteed by Omnicare, Inc. The seller is not affiliated with the Company or the Advisor. The contract purchase price for the Omnicare property was $7,400,000 plus acquisition fees and closing costs of $281,862.

Debt Financing

On July 17, 2017, the Company obtained a $6,000,000 mortgage loan through a nonaffiliated lender. The loan is secured by the Northrop Grumman property. The mortgage loan has a fixed interest rate of 4.4% per annum and matures on March 2, 2021.

Redeemable common stock

For the period from July 1, 2017 through August 9, 2017, the Company redeemed 133,661 shares for $1,296,476.

Amendments to Charter

On August 11, 2017, the board of directors approved and adopted amendments to its charter, which became effective August 14, 2017, to increase the authorized number of shares of the Company’s common stock, $0.001 par value per share, from 200,000,000 to 400,000,000, and to rename and redesignate the authorized shares of the Company’s common stock, $0.001 par value per share, as “Class C” common stock, $0.001 par value per share. On August 11, 2017, the board of directors also approved and adopted Articles Supplementary, effective August 14, 2017, to reclassify and designate 100,000,000 shares of Class C common stock, $0.001 par value per share, as “Class S” common stock, $0.001 par value per share. The foregoing actions are intended to facilitate an offering by the Company of shares of Class S common stock exclusively to non-U.S. persons as defined under Rule 903 promulgated under the Securities Act of 1933 (the “Securities Act”) pursuant to an exemption from the registration requirements of the Securities Act under and in accordance with Regulation S of the Securities Act (the “Class S Offering”). Shares of the Company’s Class S common stock have similar features and rights as shares of the Company’s Class C common stock, including with respect to voting and liquidation, except that shares of Class S common stock offered in the Class S Offering may be sold through brokers or other persons who may be paid upfront and deferred selling commissions and fees.

Also on August 11, 2017, the board of directors approved and adopted a further amendment to the Company’s charter, which became effective August 14, 2017, to change the name of the Company from “Rich Uncles NNN REIT, Inc.” to “RW Holdings NNN REIT, Inc.”

In addition, on August 11, 2017, the board of directors approved, pursuant to Section 7.7.10 of Article 7 of the Company’s charter, an increase in the “Common Shares Ownership Limit”, as such term is defined therein, from 8.0% to 9.8% of the outstanding shares of common stock of the Company. On August 14, 2017, the Company filed a Certificate of Notice reflecting the change in the Common Shares Ownership Limit with the State Department of Assessments and Taxation of Maryland.

Amendments to Advisory Agreement

On August 11, 2017, the board of directors, and all members of the Conflicts Committee of the Board, which comprises all of its independent directors, approved the Company’s entry into a Second Amended and Restated Advisory Agreement (the “Restated Advisory Agreement”) by and among the Company, the Advisor and the Sponsor.

The Restated Advisory Agreement amends and restates the Amended and Restated Advisory Agreement by and among the Company, the Advisor and the Sponsor, dated as of January 17, 2017, in order to reflect, in addition to certain ministerial and conforming changes, (1) amendments to the description of the Advisor’s duties, (2) an expansion of the definition of “Large Investors” to encompass investors with aggregate subscriptions or purchases for at least $1 million in one or more securities offerings sponsored by the Sponsor and to allow the Company to include as Large Investors clients of one or more financial advisors whose clients collectively meet the foregoing requirement, (3) revisions to the terms of certain compensation payable to the Advisor, including rebates paid by the Advisor to Large Investors with respect to the asset management fee, subordinated participation fee and liquidation fee, and a reduction in the applicable percentage used to calculate the subordinated participation fee from 40% to 30%, and (4) conforming edits throughout the Restated Advisory Agreement in connection with the designation and reclassification of the Company’s Class C common stock and Class S common stock described above.

Class S Dividend Reinvestment Plan and Class S Share Repurchase Program

On August 11, 2017, the board of directors approved and adopted, in connection with the Class S Offering described above, (i) a Dividend Reinvestment Plan (the “Class S DRP”) applicable to shares of the Company’s Class S common stock, and (ii) a Share Repurchase Program (the “Class S Repurchase Program”) applicable to shares of the Company’s Class S common stock. The Class S DRP provides any holder of Class S common stock who elects to participate the ability to reinvest dividends and other distributions declared and paid in respect of such participant’s Class S shares to the purchase of additional Class S shares for such participant. The Class S Repurchase Program provides eligible holders of Class S common stock purchased from time to time in the Class S Offering with limited, interim liquidity by enabling them to present for repurchase all or a portion of their Class S shares to the Company. Holders of Class S common stock are required to hold their Class S shares for a minimum of one year before they can participate in the program. The Company will repurchase Class S shares based on the then-applicable NAV per share and the Class S share repurchase will be limited to 2% of the Company’s aggregate applicable NAV per month, up to 5% of its aggregate NAV per quarter, with respect to such Class S shares.

ITEM 2.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the Company’s Condensed Consolidated Financial Statements and the Notes thereto contained in Part I of this Quarterly Report on Form 10-Q. See also “Forward Looking Statements” below. As used herein, “we,” “us,” and “our” refer to RW Holdings NNN REIT, Inc.

Forward-Looking Statements

Certain statements contained in this Quarterly Report on Form 10-Q of RW Holdings NNN REIT, Inc. (the “Company”), other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Such statements include, in particular, statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution readers not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date this Quarterly Report on Form 10-Q is filed with the Securities and Exchange Commission (the “SEC”). Additionally, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

The following are some, but not all, of the assumptions, risks, uncertainties and other factors that could cause our actual results to differ materially from those presented in our forward-looking statements:

23

PART I – FINANCIAL INFORMATION (continued)

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

The following are some, but not all, of the assumptions, risks, uncertainties and other factors that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	We may be unable to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all.
•	We are subject to risks associated with tenant, geographic and industry concentrations with respect to our properties.
•	Our properties, intangible assets and other assets may be subject to impairment charges.
•	We could be subject to unexpected costs or unexpected liabilities that may arise from potential dispositions and may be unable to dispose of properties on advantageous terms.
•	We are subject to competition in the acquisition and disposition of properties and in the leasing of our properties and we may be unable to acquire, dispose of, or lease properties on advantageous terms.
•	We could be subject to risks associated with bankruptcies or insolvencies of tenants or from tenant defaults generally.
•	We have substantial indebtedness, which may affect our ability to pay distributions, and expose us to interest rate fluctuation risk and the risk of default under our debt obligations.
•	We may be affected by the incurrence of additional secured or unsecured debt.
•	We may not be able to attain profitability.
•	Cash for distributions to investors will be from net rental income (including sales of properties) or waiver or deferral of reimbursements to our Sponsor or fees paid to our Advisor.
•	We may not generate cash flows sufficient to pay our distributions to stockholders or meet our debt service obligations.
•	We may be affected by risks resulting from losses in excess of insured limits.
•	We may fail to qualify as a REIT for U.S. federal income tax purposes.
•	We are dependent upon our Advisor which has the right to terminate the advisory agreement upon 60 days’ written notice without cause or penalty.

The forward-looking statements contained in this Quarterly Report on Form 10-Q should be read in light of the risk factors identified above and the additional risks and uncertainties described in Part II, Item 1A of this Quarterly Report on Form 10-Q, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and Item IA of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

Management’s discussion and analysis of financial condition and results of operations is based upon our unaudited Condensed Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Management’s Overview

We were formed on May 14, 2015 as a Maryland corporation. We believe that we were organized and have operated in a manner that enabled us to qualify as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 2016 and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes thereafter. If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. If we fail to qualify for taxation as a REIT in any year after electing REIT status, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Such an event could materially and adversely affect our net income and cash available for distributions to our stockholders.

We consider our Company to be a perpetual-life investment vehicle because we have no finite date for liquidation and no intention to list our shares of common stock for trading on a national securities exchange or over-the-counter trading market. Although we have registered a fixed amount of shares for the Registered Offering (as defined below), we intend to effectively conduct a continuous offering of an unlimited amount of our shares of common stock over an unlimited time period by conducting an uninterrupted series of additional public offerings, subject to regulatory approval of our filings for such additional offerings, and one or more private offerings of shares of our common stock. This perpetual-life structure is aligned with our overall objective of investing in real estate assets with a long-term view towards making regular cash distributions and generating capital appreciation.

24

PART I – FINANCIAL INFORMATION (continued)

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Subject to certain restrictions and limitations, our business is externally managed by our advisor, Rich Uncles NNN REIT Operator, LLC (our “Advisor”), a limited liability company wholly owned by our sponsor, Rich Uncles LLC (our “Sponsor”), pursuant to the Amended and Restated Advisory Agreement between us, our Advisor and our Sponsor (the “Advisory Agreement”). Our Advisor manages our operations and will manage our portfolio of core real estate properties and real estate related assets. Our Advisor also provides asset-management and other administrative services on our behalf. Our Advisor is paid certain fees as set forth in Note 7 to the Condensed Consolidated Financial Statements.

We have investor relations personnel, but all expenses are reimbursed by our Sponsor as part of the organizational and offering services they provide to us to manage our organization and the securities offerings and to provide administrative investor relations. However, our Sponsor is then entitled to include the reimbursement of such expenses as part of our reimbursement to them of organization and offering costs, but reimbursement shall not exceed an amount equal to 3% of gross offering proceeds.

On June 24, 2015, our Sponsor purchased 10,000 shares of common stock for $100,000 and became the initial stockholder. Our Sponsor purchased another 10,000 shares of common stock on December 31, 2015 for $100,000.

On July 15, 2015, we filed a registration statement on Form S-11 with the SEC to register an initial public offering to offer a maximum of 90 million in shares of common stock for sale to the public (the “Primary Offering”). We also registered a maximum of 10,000,000 shares of common stock pursuant to our distribution reinvestment plan (the “Registered DRP Offering” and together with the Primary Offering, the “Registered Offering”). The SEC declared our registration effective on June 1, 2016 and we commenced the sale of our shares to the public on July 20, 2016 at an initial offering price of $10.00 per shares. On August 11, 2017, our Board of Directors approved amendments to our charter to rename and redesignate our common stock as “Class C” common stock, which we will offer and sell in the Registered Offering. Commencing in August 2017, we plan to sell our shares of Class C common stock in the Registered Offering only to U.S. Persons as defined under Rule 903 promulgated under the Securities Act of 1933 (the “Securities Act”). We do not retain a broker-dealer to offer our shares of Class C common stock. Rather, we offer these shares directly to the public.

Also on August 11, 2017, our Board of Directors approved amendments to our charter to reclassify and designate a portion of the shares of common stock as “Class S” common stock. This reclassification of the Company’s common stock is intended to facilitate an offering by us of up to an additional 100,000,000 shares of Class S common stock exclusively to non-U.S. Person as defined under rule 903 promulgated under the Securities Act pursuant to an exemption from the registration requirements of the Securities Act under and in accordance with Regulation S of the Securities Act (the “Class S Offering” and, together with the Registered Offering, the “Offerings”). The Class S common stock has similar features and rights as the Class C common stock, including with respect to voting and liquidation, except that the Class S common stock offered in the Class S Offering may be sold through brokers or other persons who may be paid upfront and deferred selling commissions and fees.

We expect to use substantially all of the net proceeds from the Offerings to acquire and manage a portfolio of real estate investments. We intend to invest primarily in single tenant income-producing corporate properties which are leased to creditworthy tenants under long-term net leases. While our focus is on single tenant net leased properties, we plan to diversify our portfolio by geography, investment size and investment risk with the goal of acquiring a portfolio of income-producing real estate investments that provides attractive and stable returns to our stockholders. Although we are not limited as to the form our investments may take, our investments in real estate will generally constitute acquiring fee title or interest in entities that own and operate real estate. We will make acquisitions of our real estate investments directly through Rich Uncles NNN Operating Partnership, LP, a Delaware limited liability company (the “Operating Partnership”) or indirectly through limited liability companies or limited partnerships, including through other REITs, or through investments in joint ventures, partnerships, tenants-in-common, co-tenancies or other co-ownership agreements with other owners of properties, affiliates of our advisor or other persons.

Our investment objectives and policies may be amended or changed at any time by our board of directors. Although we have no plans at this time to change any of our investment objectives, our board of directors may change any and all such investment objectives, including our focus on single tenant properties, if it believes such changes are in the best interest of our stockholders.

Our Advisor will make recommendations on all investments to our board of directors. All proposed real estate investments must be approved by at least a majority of our board of directors.

As of June 30, 2017, the Company owned 14 properties in 7 states consisting of retail, office and industrial properties and an approximate 4.36% interest in an affiliated REIT. The net book value of these investments at June 30, 2017 was $86,267,707.

The Company

We are a publicly registered, non-exchange traded company dedicated to providing stockholders with dependable monthly dividends. The Company believes it is qualified and operates as a real estate investment trust, or REIT, which requires it to annually distribute at least 90% of its taxable income (excluding net capital gains) in the form of dividends to its stockholders. The Company’s monthly dividends are supported by the cash flow generated from real estate owned under long-term, net lease agreements with local, regional, and national commercial tenants.

25

PART I – FINANCIAL INFORMATION (continued)

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

At August 9, 2017, we owned a diversified portfolio:

•	Of fifteen properties, of which eight properties are retail properties which represent 31.28% of the portfolio, of which five properties are office properties which represent 52.12% of the portfolio, and of which two properties are industrial properties which represents 16.60% of the portfolio (expressed as a percentage of annualized rental revenue);

•	Fully leased with an occupancy rate of 100.0%;

•	Leased to ten different commercial tenants doing business in nine separate industries;

•	Located in 8 states;

•	With approximately 516,656 square feet of aggregate leasable space;

•	With an average leasable space per property of approximately 34,444 square feet; approximately 17,425 square feet per retail property, approximately 55,998 square feet per office property, and 48,633 square feet per industrial property; and

•	With a balance of outstanding debt of approximately $35.8 million.

Of the fifteen properties in the portfolio, all, or 100.0%, are single-tenant properties. At August 9, 2017, all fifteen properties were leased with a weighted average remaining lease term (excluding rights to extend a lease at the option of the tenant) of approximately 7.9 years, based on rental income.

Investment Strategy

Our investment strategy is to acquire single-tenant retail, office, and industrial real estate leased to creditworthy tenants on long-term leases. Our ideal portfolio is comprised of 40% office, 40% industrial, and 20% retail, with greater than 50% of our real estate leased to investment grade tenants as determined by one of the big three credit rating agencies (Standard & Poor’s, Moody’s or Fitch Group). When identifying new properties for investment, we generally focus on acquiring high-quality real estate that tenants consider important to the successful operation of their business. We generally seek to acquire real estate that has the following characteristics:

•	Properties that are freestanding, and commercially-zoned with a single tenant;

•	Properties that are located in significant markets, which markets are identified and ranked based on several key demographic and real estate specific metrics such as population growth, income, unemployment, job growth, GDP growth, rent growth, and vacancy rates;

•	Properties that are located in strategic locations critical to generating revenue for the tenants that occupy them (i.e., the tenants need the properties in which they operate in order to conduct their businesses);

•	Properties that are located within attractive demographic areas relative to the business of our tenants and are generally fungible and have good visibility and easy access to major thoroughfares;

•	Properties with rental or lease payments that approximate or are lower than market rents; and

•	Properties that can be purchased with the simultaneous execution or assumption of long-term, net lease agreements, offering both current income and the potential for future rent increases.

26

PART I – FINANCIAL INFORMATION (continued)

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

See Note 1 to the Condensed Consolidated Financial Statements for further information on our business and organization.

Liquidity and Capital Resources

The Company’s proceeds from shares sold have been, and will continue to be, primarily for (i) property acquisitions; (ii) capital expenditures; and (iii) payment of principal on its outstanding indebtedness. Our cash needs for the purchase of real estate properties and other real estate investments will be funded primarily from the sale of our shares or from debt proceeds.

At June 30, 2017, the outstanding principal balance of the Company’s mortgage notes payable was $26,634,235 and the Company’s outstanding balance on the Company’s unsecured credit facility with Pacific Mercantile Bank was $9,232,184. This unsecured credit facility has a maturity date of October 28, 2017. We are negotiating the extension of the maturity date of this credit facility and we expect to complete this process prior its current October 28, 2017 maturity date. See Note 4 to the Condensed Consolidated Financial Statements for additional information regarding our outstanding indebtedness.

Portfolio Information

Our real estate investments were as follows:

	As of
	June 30, 2017	December 31, 2016	June 30, 2016
Number of Properties:
Retail	8	7	1
Office	5	1	1
Industrial	1	1	-
Total	14	9	2

Leasable Square Feet:
Retail	139,403	68,443	15,120
Office	279,988	63,000	63,000
Industrial	45,465	45,465	-
Total	464,856	176,908	78,120

Cash Flow Summary

The following table summarizes our cash flow activity for the six months ended June 30:

	2017	2016
Net cash provided by operating activities	$1,431,562	$56,440
Net cash used in investing activities	$(52,598,914)	$(17,731,000)
Net cash provided by financing activities	$51,894,662	$18,148,534

Cash Flows from Operating Activities

As of June 30, 2017, we owned fourteen properties and an investment in an affiliated REIT. During the six months ended June 30, 2017, net cash provided by operating activities was $1,431,562. We expect that our cash flows from operating activities will increase in future periods as a result of anticipated future acquisitions of real estate and the related operations from such investments.

As of June 30, 2016, we owned two properties and an investment in an affiliated REIT. During the six months ended June 30, 2016, net cash provided by operating activities was $56,440.

27

PART I – FINANCIAL INFORMATION (continued)

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Cash Flows from Investing Activities

Net cash used in investing activities was $52,598,914 for the six months ended June 30, 2017 and consisted of the following:

•	$49,134,241 for the acquisition of five properties;
•	$1,771,482 for payment of acquisition fees to affiliate;
•	$1,500,000 for refundable purchase deposits; and
•	$193,191 of additions to real estate investments.

Net cash used in investing activities was $17,731,000 for the six months ended June 30, 2016 and consisted of the following:

•	$15,731,000 for the acquisition of three properties; and;
•	$2,000,000 for investment in Rich Uncles REIT I.

Cash Flows from Financing Activities

Net cash provided by financing activities was $51,894,662 for the six months ended June 30, 2017 and consisted primarily of the following:

•	$36,295,673 of proceeds from issuance of common stock and investor deposits offset by payments of offering costs of $1,200,469;
•	$33,140,000 from borrowings from our unsecured credit facility and payments on our unsecured credit facility of $34,065,618;
•	Proceeds from mortgage notes payable of $19,454,988, offset by principal payments of $86,898 and deferred financing costs of $541,691;
•	$723,904 used to repurchase of shares under the share repurchase plan;
•	$252,319 of cash distributions ($1,311,503 of total distributions of which $1,059,184 was reinvested through the Company’s dividend reinvestment program); and
•	$125,100 of refundable loan deposits.

Net cash provided by financing activities was $18,148,534 for the six months ended June 30, 2016 and consisted primarily of the following:

•	$11,000,000 from borrowings from our unsecured credit facility; and
•	Proceeds from mortgage notes payable of $7,319,700 offset by $0 principal payments and deferred financing costs of $171,166.

Capital Resources

Generally, cash needs for property acquisitions, debt payments, capital expenditures, and other investments will be funded by the Offerings and bank borrowings, and to a lesser extent, by internally generated funds. Cash needs for operating and interest expenses and distributions will generally be funded by internally generated funds. If available, future sources of capital include proceeds from the Offerings, secured or unsecured borrowings from banks or other lenders, proceeds from the sale of properties, as well as undistributed funds from operations.

Results of Operations

Our results of operations through June 30, 2017 are not indicative of those expected in future periods as we are continuing to raise capital through the Offerings and acquire additional properties.

The Company owned nine properties and an approximate 4.36% interest in an affiliated REIT at December 31, 2016. The Company acquired five additional properties in 2017 with three of those within the three months ended June 30, 2017. We expect that rental income, tenant reimbursements, depreciation and amortization expense, interest expense and asset management fees to affiliates to each increase in future periods as a result of owning the five properties acquired in 2017 for an entire period and anticipated future acquisitions of real estate investments.

Comparison of the Three and Six Months ended June 30, 2017 to the Three and Six Months ended June 30, 2016

Rental Income

Rental income for the three and six months ended June 30, 2017 was $1,366,901 and $2,063,595, respectively, and $41,466 and $41,466 for the three and six months ended June 30, 2016, respectively. The annualized rental income of the properties owned as of June 30, 2017 was $6,628,868.

28

PART I – FINANCIAL INFORMATION (continued)

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Tenant Recoveries

Tenant recoveries were $362,141 and $525,646 for the three and six months ended June 30, 2017, respectively, and $0 and $0 for the three and six months ended June 30, 2016. Pursuant to most of our lease agreements, tenants are required to pay all or a portion of the property operating expenses.

Fees to Affiliate

Expensed acquisition fees and management fees to affiliate for the three and six months ended June 30, 2017 were $196,856 and $308,154, respectively, and $481,688 and $481,688 for the three and six months ended June 30, 2016, respectively. Upon adopting ASU 2017-01 on October 1, 2016, acquisition fees were capitalized. Therefore, the 2017 acquisition fees were capitalized.

The asset management fees are equal to 1.2% per annum of the Company’s Average Invested Assets. Of the asset management fees, $49,214 and $77,039 of such fees were waived for the three and six months ended June 30, 2017, respectively. No asset management fees were waived for the three and six months ended June 30, 2016.

There were no disposition fees to affiliate in the three and six months ended June 30, 2017 or 2016.

Property management fees to affiliates for the three and six months ended June 30, 2017 were $622 and $622, respectively. There were no property management fees to affiliate in the three and six months ended June 30, 2016.

General and Administrative

General and administrative expenses for the three and six months ended June 30, 2017 were $831,179 and $2,018,022, respectively and for the three and six months ended June 30, 2016 were $6,290 and $6,380, respectively.

Depreciation and Amortization

Depreciation and amortization expense for the three and six months ended June 30, 2017 was $725,419 and $1,156,278, respectively, and for the three and six months ended June 30, 2016, was $33,489 and $33,489, respectively. The purchase price of the acquired properties is allocated to tangible assets, identifiable intangibles and assumed liabilities and depreciated or amortized over their estimated useful lives.

Interest Expense

Interest expense for the three and six months ended June 30, 2017 was $438,168 and $570,005, respectively and for the three and six months ended June 30, 2016 was $40,650 and $40,650, respectively. See Note 5 for the detail of the components of interest expense.

Property Expenses

Property expenses for the three and six months ended June 30, 2017 were $375,963 and $555,741, respectively, and for the three and six months ended June 30, 2016, were $0 and $0, respectively. These expenses primarily relate to property taxes and repairs and maintenance expenses.

Other Income

Interest income for the three and six months ended June 30, 2017 was $613 and $888, respectively. Interest income for the three and six months ended June 30, 2016 was $0 and $0, respectively.

29

PART I – FINANCIAL INFORMATION (continued)

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Equity in earnings from Rich Uncles REIT I for the three and six months ended June 30, 2017 was $159,399 and $167,356, respectively. This represents the Company’s 4.36% interest in the operations of Rich Uncles REIT I and includes the recognition of certain amounts related to previous periods as described in Note 2. See Note 2. There were no equity in earnings for the three and six months ended June 30, 2016 as the Company made its initial investment in Rich Uncles REIT I on June 28, 2016.

New Accounting Pronouncements

See Note 2 to the Notes to the Condensed Consolidated Financial Statements.

Organizational and Offering Costs

Our organizational and offering costs are paid by our Sponsor on our behalf. Offering costs include all expenses incurred in connection with the Offerings, including investor relations payroll expenses. Other organizational and offering costs include all expenses incurred in connection with our formation, including, but not limited to legal fees, federal and state filing fees, and other costs to incorporate.

During the Offerings, we are obligated to reimburse our Sponsor for organizational and offering costs related to the Offerings paid by them on our behalf provided such reimbursement would not exceed 3% of gross offering proceeds raised in the Offerings as of the date of the reimbursement.

As of June 30, 2017, the Company had not incurred any organizational and offering costs related to the Offering as all such costs had been funded by our Sponsor. As a result, these organizational and offering costs related to the Offering are not recorded in our financial statements as of June 30, 2017 other than to the extent of 3% of the gross offering proceeds. As of June 30, 2017, the Sponsor had incurred $4,452,858 of organizational and offering costs on behalf of the Company and the Company has reimbursed the Sponsor $1,858,140 in organizational and offering expenses. The Company’s maximum liability for organizational and offering costs through June 30, 2017 was $1,875,437, of which $17,297 was payable as of June 30, 2017 and is included in “Due to Affiliates” in the consolidated balance sheet.

See Note 7 to the Condensed Consolidated Financial Statements for additional information.

Distributions

During our offering stage, when we may raise capital more quickly than we acquire income producing assets, and from time to time during our operational state, we way not pay distributions from our cash flow from operating activities, in which case distributions may be paid in whole or in part from the waiver or deferral of fees otherwise due to our Advisor, if so elected by our Advisor. Historically, the sources of cash used to pay our distributions have been from net rental income received and the waiver and deferral of management fees.

Distributions declared, distributions paid and cash flow used in operations were as follows):

					Cash flows
		Total			Provided by (used in)
	Total	distributions			provided by
	distributions	declared per	Distributions paid		Operating
Period	declared	share	Cash	Reinvested	Activities
First Quarter 2016	$-	$-	$-	$-	$(91)
Second Quarter 2016	-	-	-	-	56,530
Third Quarter 2016	12,078	0.175	4,852	7,226	(103,690)
Fourth Quarter 2016 (1)	159,083	0.175	41,313	117,770	(42,365)
First Quarter 2017	486,862	0.175	100,126	386,736	182,764
Second Quarter 2017	824,641	0.175	152,193	672,448	1,248,798
Totals	$1,482,664	$0.700	$298,484	$1,184,180	$1,341,946

(1)	Includes the reclassification of $37,554 of distributions received in the fourth quarter of 2016 from our investment in Rich Uncles REIT I as a result of retroactively adopting ASU 2016-15.

30

PART I – FINANCIAL INFORMATION (continued)

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Distributions are paid on a monthly basis. In general, distributions for record dates as of the end of a given month are paid on or about the 10th of the following month. Distributions were declared and paid based on daily record dates at rates per share per day as follows:

Distribution Period	Rate per Share per Day	Declaration Date	Payment Date
June 15 (date of purchase of first property)-30	$0.00180556	July 5, 2016	July 11, 2016
July 1-31	$0.00174731	August 10, 2016	August 11, 2016
August 1-31	$0.00174731	September 7, 2016	September 12, 2016
September 1-30	$0.00194440	October 7, 2016	October 11, 2016
October 1-31	$0.00188170	November 9, 2016	November 10, 2016
November 1-30	$0.00194440	December 12, 2016	December 12, 2016
December 1-31	$0.00188170	January 10, 2017	January 10, 2017
January 1-31	$0.00188170	February 10, 2017	February 10, 2017
February 1-28	$0.00208333	March 10, 2017	March 10, 2017
March 1-31	$0.00188170	April 10, 2017	April 10, 2017
April 1-30	$0.00194440	May 10, 2017	May 10, 2017
May 1-31	$0.00188170	June 10, 2017	June 10, 2017
June 1-30	$0.00194440	July 11, 2017	July 11, 2017
July 1-31	$0.00188170	August 10, 2017	August 10, 2017

Going forward, we expect our board of directors to continue to declare cash distributions based on daily record dates and to pay these distributions on a monthly basis, and after our offering stage to continue to declare distributions based on a single record date as of the end of the month, and to pay these distributions on a monthly basis. Cash distributions will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum dividend or distribution level, and our charter does not require that we make dividends or distributions to our stockholders other than as necessary to meet REIT qualification requirements.

Properties

As of June 30, 2017, we owned fourteen properties encompassing 464,856 rentable square feet in seven states and an investment in an affiliated REIT. We have been in the offering state of our life cycle and will continue to acquire assets that adhere to our investment criteria with proceeds from the sale of our shares and financing proceeds. More detail about our properties can be found in Note 3 to the Condensed Consolidated Financial Statements.

Recent Market Conditions

Beginning in late 2007, domestic and international financial markets experienced significant disruptions that severely impacted the availability of credit and contributed to rising costs associated with obtaining credit. Financial conditions affecting commercial real estate have improved and continue to improve, as low treasury rates and increased lending from banks, insurance companies and commercial mortgage backed securities (“CMBS”) conduits have increased lending activity. Nevertheless, the debt market remains sensitive to the macro environment, such as Federal Reserve policy, market sentiment or regulatory factors affecting the banking and CMBS industries. While we expect that financial conditions will remain favorable, if they were to deteriorate we may experience more stringent lending criteria, which may affect our ability to finance certain property acquisitions or refinance any debt at maturity. Additionally, for properties for which we are able to obtain financing, the interest rates and other terms on such loans may be unacceptable. We expect to manage the current mortgage lending environment by considering alternative lending sources, including securitized debt, fixed rate loans, borrowings on a line of credit, short-term variable rate loans, assumed mortgage loans in connection with property acquisitions, interest rate lock or swap agreements, or any combination of the foregoing.

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PART I – FINANCIAL INFORMATION (continued)

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Commercial real estate fundamentals continue to strengthen, as a moderate pace of job creation has supported gains in office absorption, retail sales and warehouse distribution. Although commercial property construction activity has increased, it remains near historic lows; as a result, incremental demand growth has helped to reduce vacancy rates and support modest rental growth. Improving fundamentals have resulted in gains in property values.

Election as a REIT

We believe we will qualify and intend to elect to be taxed as a REIT for federal income tax purposes under the Code beginning with the taxable year ended December 31, 2016. To qualify and maintain status as a REIT, we must meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally would not be subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains).

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to qualify as a REIT. We also will be disqualified for the four taxable years following the year during which qualification is lost, unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying Condensed Consolidated Financial Statements. We will be subject to certain state and local taxes related to the operations of properties in certain locations. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying Condensed Consolidated Financial Statements.

Critical Accounting Policies and Estimates

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. A discussion of the accounting policies that management considers critical in that they involve significant management judgments, assumptions and estimates is included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC. There have been no significant changes to our policies during 2017, except as disclosed in Note 2 of the Notes to the Condensed Consolidated Financial Statements.

Commitments and Contingencies

We may be subject to certain commitments and contingencies with regard to certain transactions. See Note 8 to the Condensed Consolidated Financial Statements for further detail.

Related-Party Transactions and Agreements

We have entered into an agreement with our Advisor whereby we have agreed to pay certain fees to, or reimburse certain expenses of, our Advisor or its affiliates, such as acquisition fees and expenses, organization and offering costs, asset management fees, and reimbursement of certain operating costs. See Note 7 to the Condensed Consolidated Financial Statements and the Company’s 2016 Annual Report on Form 10-K for a further explanation of the various related-party transactions, agreements and fees.

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PART I – FINANCIAL INFORMATION (continued)

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Subsequent Events

Certain events occurred subsequent to June 30, 2017 through the filing date of this Quarterly Report on Form 10-Q. See Note 8 to the Condensed Consolidated Financial Statements for further explanation.

Recent Accounting Pronouncements

See Note 2 to the Condensed Consolidated Financial Statements for further explanation.

Off-Balance Sheet Arrangements

As of June 30, 2017, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

ITEM 3. Quantitative and Qualitative Disclosure about Market Risk

We are exposed to the effects of interest rate changes as a result of borrowings used to maintain liquidity and to fund the acquisition and refinancing of our real estate investment portfolio and operations. Our profitability and the value of our real estate investments may be adversely affected during any period as a result of interest rate changes. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings, prepayment penalties and cash flows and to lower overall borrowing costs. We may manage interest rate risk by maintaining a ratio of fixed rate, long-term debt such that variable rate exposure is kept at an acceptable level or we may utilize a variety of financial instruments, including interest rate caps, floors, and swap agreements, in order to limit the effects of changes in interest rates on our operations. When we use these types of derivatives to hedge the risk of interest-earning assets or interest-bearing liabilities, we may be subject to certain risks, including the risk that losses on a hedge position will reduce the funds available for the payment of distributions to our stockholders and that the losses may exceed the amount we invested in the instruments.

As of June 30, 2017, the fair value of our debt was $26,716,448 and the outstanding principal balance of our debt was $26,634,235. The fair value estimate of our debt is calculated using a discounted cash flow analysis utilizing rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated as of June 30, 2017. With respect to our fixed rate instruments, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our fixed rate instruments, would have a significant impact on our ongoing operations.

Conversely, movements in interest rates on our variable rate debt would change our future earnings and cash flows, but not significantly affect the fair value of those instruments. However, changes in required risk premium would result in changes in the fair value of variable rate instruments. As of June 30, 2017, we were exposed to market risks related to fluctuations in interest rates on $10,710,000 of variable rate debt outstanding, after giving consideration to the impact of interest rate swap agreements on approximately $10,710,000 of our variable rate debt. Based on interest rates as of June 30, 2017, if interest rates were 100 basis points higher during the 12 months ending June 30, 2017, interest expense on our variable rate debt would increase by $106,800. As of June 30, 2017, one-month LIBOR was 1.22% and if this index was reduced to 0% during the 12 months ending June 30, 2017, interest expense on our variable rate debt would decrease by $130,711.

The weighted average interest rates of our fixed rate debt and variable rate debt as of June 30, 2017 were 4.27% and 4.27% respectively. The weighted-average interest rate represents the actual interest rate in effect as of June 30, 2017 (consisting of the contractual interest rate and the effect of interest rate swaps and floors, if applicable), using interest rate indices as of June 30, 2017, were applicable.

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PART I – FINANCIAL INFORMATION (continued)

ITEM 4. Controls and Procedures

Disclosure Controls and Procedures

As of the end of the period covered by this report, management, including our principal executive officer and principal financial officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports we file and submit under the Exchange Act is processed, recorded, summarized and reported within the time periods specified I the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our principal executive officer and our principal financial officer, as appropriate to allow timely decisions regarding required disclosure. Based upon, and as of the date of, the evaluation, our principal executive officer and principal financial officer concluded that the disclosure controls and procedures were not effective as of June 30, 2017 because of material weaknesses in our internal control over financial reporting described in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2016.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting identified in connection with the evaluation required by Rule 13a-15(d) that occurred during the three months ended June 30, 2017 that have materially affected, or are reasonably likely to affect our internal control over financial reporting.

Remediation Plan

In connection with the audit of our consolidated financial statements for the year ended December 31, 2016, material weaknesses in our internal control over financial reporting were identified as previously disclosed in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2016. The material weaknesses identified related to (1) the lack of sufficient qualified resources to be able to produce accurate and complete financial statements and disclosures in a timely manner and (2) lack of established processes relating to the preparation and review of analyses and reconciliations necessary to execute a timely financial close resulting in accurate financial information. Management, and our Board of Directors, is committed to remediating the material weaknesses through hiring additional qualified resources, continued training of personnel, improving the structure and timeliness of our accounting close process and continuing to enhance our financial review controls. Accordingly, management is in the process of developing and implementing a plan to remediate the deficiencies in internal control described in our Annual Report on Form 10-K. Specifically:

-Management has begun an evaluation of the resources required to be able to produce accurate and complete financial statements and disclosures in a timely manner.

-Management has begun to establish processes related to the preparation and review of analyses and reconciliations necessary to execute a timely financial close resulting in accurate financial information.

We intend to execute our remediation plan as soon as feasible. We will test the effectiveness of the new controls and after they operate effectively for a sufficient period of time, we will consider the material weaknesses remediated. There is no assurance, however, that the new controls will remediate the material weaknesses or ensure that the Company’s internal control over financial reporting will be effective in the future. If we are unable to remediate these material weaknesses, we may not be able to timely file our periodic reports with the SEC which will have a material adverse effect on our ability to provide accurate financial information.

PART II – OTHER INFORMATION

Item 1.         Legal Proceedings

The information disclosed under Legal Matters in Note 8 to the Condensed Consolidated Financial Statements is incorporated herein by reference.

Item 1A.      Risk Factors

There have been no material changes to the risk factors set forth under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

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PART II – OTHER INFORMATION (continued)

Item 2.         Unregistered Sales of Equity Securities and Use of Proceeds

During the six months ended June 30, 2017, we issued 6,500 shares to the Company’s directors for their services as board members. Such issuance was made in reliance on the exemption from registration under Rule 4(a)(2) of the Securities Act. During the six months ended June 30, 2017, we did not otherwise sell or issue any equity securities in any transaction that was not registered under the Securities Act.

Use of Proceeds from Registered Securities

On June 1, 2016, our Registration Statement on Form S-11 (File No. 333-205684) (the “Registration Statement”), covering an initial public offering to offer a maximum of 90,000,000 shares of common stock for sale to the public (the “Primary Offering”), was declared effective under the Securities Act. Pursuant to the Registration Statement, we also registered a maximum of 10,000,000 shares of common stock pursuant to our distribution reinvestment plan (the “DRP Offering” and together with the Primary Offering, the “Registered Offering”).

The Registered Offering commenced on July 20, 2016 and will terminate on June 29, 2018. We expect to sell the shares of common stock offered in the Registered Offering over this two-year period. We intend to continue to offer shares beyond June 29, 2018 and in order to do so it will be necessary to file a new registration statement with the SEC to continue offering shares. We will also need to renew the Registration Statement or file a new registration statement in many states to continue the Registered Offering. We may terminate the Registered Offering at any time. Our board of directors will adjust the $10.00 per share initial offering price of the shares of common stock offered and sold pursuant to the Registered Offering during the course of the Registered Offering as described in the Registration Statement, as amended.

As of June 30, 2017, we had sold 6,231,455 shares of common stock in the Registered Offering for gross proceeds of $62,314,551, including 118,418 shares of common stock sold under our Registered DRP Offering. See Note 7 to the Notes to the Condensed Consolidated Financial Statements for information regarding certain reimbursements paid to our Sponsor and our Advisor.

Net proceeds available for investment after the payment of the organizational and offering costs described above were approximately $60,639,114. A portion of these proceeds, along with proceeds from debt financing, were used to make approximately $82.7 million of investments in real estate properties, including the purchase price of our investments, deposits paid for future acquisitions, acquisition fees and expenses, and costs of leveraging each real estate investment.

See Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations —Distributions for a description of the sources that have been used to fund our distributions.

Issuer Redemptions of Equity Securities

During the three months ended June 30, 2017, we fulfilled repurchase requests and repurchased shares of our common stock pursuant to our share repurchase program as follows:

	Total number of Shares Requested to be Repurchased (1)	Total Number of Shares Repurchased During the Month	Average Price Paid per Share	Dollar Value of Shares Available That May Be Repurchased Under the Program (2)
January 2017	1,788	1,800	$9.70	$201,582
February 2017	18,511	1,788	$9.70	$309,282
March 2017	17,457	18,511	$9.70	$152,073
April 2017	21,152	17,457	$9.70	$115,774
May 2017	13,919	21,152	$9.70	$221,886
June 2017	32,028	13,919	$9.70	$138,429

(1)	We generally repurchase shares approximately 5 days following the end of the applicable month in which requests were received.

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PART II – OTHER INFORMATION (continued)

(2)	Maximum amount that may be repurchased is limited to 5% of the weighted average outstanding shares in the prior 12 months less the actual shares repurchased during same twelve month period. The dollar value is as of the last day of the month presented. The dollar value is calculated as (1) the maximum number of shares that can be repurchased (5% of the weighted average number of shares outstanding during the prior twelve months (or a shorter period if the Company has not been selling shares for twelve months) reduced by the number of shares already repurchased multiplied by (2) the repurchase price (which is 97% of the $10.00 per share offering price for shares held by the stockholder for less than a year (which would be all of the shares through June 30, 2017)). Repurchase price is increased if the shares have been held for a year or more, two years or more and three years or more. Furthermore, once the Company has published its NAV, the NAV per share is used in the calculation in place of the per share offering price. If the Company determines that sufficient funds aren’t available to fund the share repurchase program, it has the ability to repurchase the number of shares that it believes it has sufficient funds to repurchase. In addition, the Company’s board of directors may amend, suspend or terminate the share repurchase program without stockholder approval upon 30 days’ notice. The Company’s board of directors may amend, suspend or terminate the share repurchase program due to changes in law or regulation, or if the board of directors becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased.

We currently intend to determine our NAV and NAV per share annually in January of each year as of December 31 of the prior year, beginning in January 2018 and calculated as of December 31, 2017. In addition, we may update our NAV at any time between our annual calculations of NAV to reflect significant events that we have determined have had a material impact on NAV. We will report the NAV per share of our common stock (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or (b) in a separate written notice to the stockholders. During our primary offering stage, we would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as required under federal securities laws. We will also provide information about our NAV per share on our website (such information may be provided by means of a link to our public filings on the SEC’s website, www.sec.gov) and on our toll-free information line: (1-855-742-4862). In the event that our NAV and NAV per share change during the year, we will publish our new NAV per share no later than ten business days prior to the second-to-last business day of the month in which such adjustment occurs.

Item 3.         Defaults Upon Senior Securities

No events occurred during the six months ended June 30, 2017 that would require a response to this item.

Item 4.        Mine Safety Disclosures

Not applicable.

Item 5.        Other Information

No events occurred during the six months ended June 30, 2017 that would require a response to this item.

Item 6.        Exhibits

The exhibits listed on the Exhibit Index (following the signatures section of this Quarterly Report on Form 10-Q) are included herewith, or incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Quarterly Report on Form 10-Q to be signed on its behalf by the undersigned, thereunto duly authorized.

RW Holdings NNN REIT, Inc.
(Registrant)

By:	/s/ HAROLD HOFER
Name:	Harold Hofer
Title:	Chief Executive Officer

By:	/s/ JEAN HO
Name:	Jean Ho
Title:	Chief Financial Officer (principal financial officer and accounting officer)

Date: August 15, 2017

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EXHIBIT INDEX

The following exhibits are included, or incorporated by reference, in this Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit	Description
3.1	Articles of Amendment and Restatement of the Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Pre-Effective Amendment No. 8 to the Registration Statement on Form S-11 (File No. 333-205684) filed with the Securities and Exchange Commission on May 23, 2016)
3.2*	Articles of Amendment to the Articles of Incorporation of the Company to increase the authorized number of shares of the Company’s stock
3.3*	Articles of Amendment to the Articles of Incorporation of the Company to change the name and designation of the Company’s stock
3.4*	Articles of Amendment to the Articles of Incorporation of the Company to change the name of the Company to RW Holdings NNN REIT, Inc.
3.5*	Articles Supplementary of the Company reclassifying 100,000,000 unissued shares of Class C common stock as Class S common stock
3.6	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (File No. 333-205684) filed with the Securities and Exchange Commission on July 15, 2015)
4.1	Form of Subscription Agreement (incorporated by reference to Appendix A to the Post-Effective Amendment to the Company’s Registration Statement (File No. 333-205684) filed with the Securities and Exchange Commission on April 28, 2017)
4.2	Dividend Reinvestment Plan (incorporated by reference to Appendix B to the Post-Effective Amendment to the Company’s Registration Statement (File No. 333-205684) filed with the Securities and Exchange Commission on April 28, 2017)
4.3	Share Repurchase Program (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 333-205684) filed with the Securities and Exchange Commission on January 19, 2017
31.1*	Certification of the Principal Executive Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of the Principal Financial Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1**	Certification of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	XBRL INSTANCE DOCUMENT
101.SCH	XBRL TAXONOMY EXTENSION SCHEMA DOCUMENT
101.CAL	XBRL TAXONOMY EXTENSION CALCULATION LINKBASE
101.DEF	XBRL TAXONOMY EXTENSION DEFINITION LINKBASE
101.LAB	XBRL TAXONOMY EXTENSION LABELS LINKBASE
101.PRE	XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE
*	Filed herewith.
**	Furnished herewith.

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